                                                                     EXHIBIT 1.1

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following selected consolidated financial and other data summarize our historical consolidated financial information. The information as of and for each of the five years ended December 31, 2002 was derived from our audited consolidated financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     (IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE, PER DAY AND FLEET DATA)

                                                                                  AUDITED
                                                                           YEAR ENDED DECEMBER 31,
                                            --------------------------------------------------------------------------------
                                                   1998             1999            2000            2001            2002
                                                ------------    ------------    ------------    ------------    ------------
STATEMENT OF INCOME DATA:
Revenue from vessels ........................   $     56,783    $     68,539    $     68,575    $    111,198    $    160,210
Revenue from vessels, net ...................         55,255          66,790          66,704         108,647         156,508
Voyage expenses .............................          3,106           5,194           5,450           8,743           8,129
Vessel operating expenses(1) ................         12,126          15,188          14,959          23,093          40,310
Depreciation(2) .............................         12,089          15,425          15,441          21,755          34,644
Amortized deferred drydocking and
  establishment costs(3) ...................             867             754           1,116             960           3,211
General and administrative expenses .........          2,490           2,939           2,876           4,583           7,751
Impairment loss(4) .........................               0           6,500               0               0               0
Operating income ............................         24,577          20,790          26,862          49,513          62,463
Interest and finance costs, net .............         11,937          13,025          15,428          15,534          18,545
                                                ------------    ------------    ------------    ------------    ------------
Net income ..................................   $     12,414    $      7,794    $     11,235    $     34,013    $     43,286
                                                ============    ============    ============    ============    ============

BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents ...................   $     13,331    $     14,741    $     26,464    $     34,417    $     36,123
Total assets ................................        293,785         317,825         299,215         592,183         823,357
Long  term debt, including current
  portion ...................................        215,720         231,181         200,792         367,194         488,609
Total stockholders equity ...................         70,755          78,415          89,566         209,448         312,148

OTHER FINANCIAL DATA:
EBITDA(5) ...................................   $     37,533    $     43,483    $     43,434    $     72,307    $     99,686
Net cash provided by operating
  activities ................................         27,549          25,033          30,529          50,233          74,575
Net cash from (used in) investing
  activities ................................       (106,877)        (38,833)         11,872        (295,462)       (258,278)
Net cash from (used in) financing
  activities ................................         82,203          15,210         (30,678)        253,182         185,409

FLEET DATA:
Average number of vessels ...................            9.6            11.8            12.0            17.6            28.1
Number of vessels (at end of period)  .......           11.0            12.0            11.0            22.0            31.0
Average age of fleet, excluding
  newbuildings (in years)(6) ................            6.6             6.6             6.9             8.1             7.2

Total operating days(7) .....................          3,419           4,224           4,282           6,110           9,912
Total available ship days(8) ................          3,501           4,324           4,370           6,418          10,254
Average daily revenue earned(8) .............   $     14,895    $     14,245    $     14,017    $     15,566    $     14,469
TCE per vessel per day(9) ...................         15,700          14,995          14,743          16,769          15,341

Vessel operating expenses per ship
  per day(1) ................................   $      3,464    $      3,512    $      3,423    $      3,598    $      3,931
Vessel overhead burden per ship
  per day(10) ...............................            711             680             658             715             756

Operating  cash  flow  per  ship per day
(11) ........................................         10,721          10,056           9,939          11,266           9,783

PER SHARE DATA:

Earnings per share, basic (4) ...............   $       3.31    $       2.08    $       2.94    $       3.31    $       2.84
Earnings per share, fully diluted
                                                        3.31            2.08            2.94            3.29            2.83
Weighted average number of shares, basic ....      3,750,000       3,750,205       3,824,750      10,290,028      15,262,194
Weighted average number of  shares, fully
diluted .....................................      3,750,000       3,750,205       3,824,750      10,353,810      15,314,250
Dividends per share..........................              0               0               0               0               0

                           See footnotes on next page

(1) Vessel operating expenses are costs that vessel owners typically bear, including crew wages, vessel supplies, insurance, tonnage taxes, routine repairs and maintenance, including continuous special survey costs and other direct operating costs.

(2) We compute depreciation using the straight-line method over the estimated useful life of the asset to its estimated scrap value. In the case of vessels, we estimate a useful life of 25 years from the date of its delivery from the builder.

(3) We defer costs associated with periodic drydockings and amortize them over the period to the next scheduled drydocking, usually two and one-half years.

(4) We recognized impairment in the carrying amount of one of our vessels in 1999. This was a non-recurring charge. The effect of the impairment was to reduce our earnings per share by $1.66.

(5) We define EBITDA as net income plus interest, income taxes, depreciation and amortization. EBITDA reflects cash available to meet our debt service, capital expenditures, drydocking costs and other non-operating cash needs. You should not consider only EBITDA or think of it as a substitute for net income (loss), cash flows from operations or other measures of liquidity determined in accordance with Generally Accepted Accounting Principles, or GAAP. GAAP does not recognize EBITDA. Not all companies calculate EBITDA in the same way. We believe, however, that EBITDA is relevant because some investors may use it to analyze our operating performance and ability to service our debt.

(6) We define the average age of our fleet as the result of the age of each vessel in each year from its delivery from the builder, weighted by the vessel's dwt in proportion to the total dwt of the fleet for each respective year.

(7) Total operating days is the total number of days in a given period that we own vessels less the total number of off-hire days. We define off-hire days as days spent on repairs, drydockings and special surveys, vessel upgrades, initial positioning after our purchase of the vessel and awaiting employment.

(8) We define average daily revenue earned as total revenues less commissions and voyage costs divided by the total number of available ship days. Voyage costs include cost of fuel, port charges and canal charges. We calculate total available ship days on the basis of a 365 day fiscal year multiplied by the average number of vessels in the fleet for that year.

(9) The shipping industry uses time charter equivalent, or TCE, to calculate revenues per vessel in dollars per day for vessels on voyage charters. The industry does this because it does not commonly express charter rates for vessels on voyage charters in dollars per day. TCE allows vessel operators to compare the revenues of vessels that are on voyage charters with those on time charters. For vessels on voyage charters, we calculate TCE by taking revenues earned on the voyage and deducting the voyage costs and dividing by the actual number of voyage days. TCE differs from average daily revenue earned in that TCE is based on revenues before commissions and does not take into account off-hire days.

(10) We calculate vessel overhead burden per ship per day as the result of general and administrative expenses divided by the total number of available ship days.

(11) Operating cash flow per ship per day represents EBITDA divided by total available ship days. GAAP does not require operating cash flow. You should not consider operating cash flow as an alternative to net income or any other indicator of our performance required by GAAP.

(12) We decided to reverse split our shares in January 2001. In this reverse split, our current shareholders exchanged two shares for one share, and we reduced our number of outstanding shares by 50%. All per share numbers reflect that reverse split retroactively.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company is a leading provider of international transportation services of refined petroleum products and crude oil to major oil companies, major oil traders, and government agencies. The Company's current fleet consists of 42 vessels, including five Panamax and six Handymax tanker newbuildings under construction in South Korea, which are scheduled to be delivered during the period from November 2003 through September 2004.

     The total cargo carrying capacity of the current fleet is approximately 2.4 million dwt.

     During the year ended December 31, 2002, approximately 94.7% of the Company's net revenue (revenue from vessels, minus voyage expenses) was derived from time charter contracts as opposed to 77% during the previous year. Time charter is a method of employment whereby vessels are chartered to customers for a fixed period of time and at a fixed rate. The Company predominantly trades its vessels under this method of employment. The balance of the revenue for the years ended December 31, 2002 and 2001 was derived under voyage charters in the spot market. The focus on time charters contributes to the low volatility of the Company's revenue, cash flow from operations and net income.

     The Company's existing fleet will continue to be employed predominantly under time charters in the forthcoming year. The entire acquired fleet financed through the recent follow-on offering proceeds trades under time charters. More specifically, 78% and 37% of the fleet's capacity, in terms of net operating days, for 2003 and 2004, respectively, are covered by time charters.

     The tanker industry has historically been cyclical, experiencing volatility in profitability and asset values resulting from changes in the supply and demand of vessel capacity. For the most part of 2002, tanker charter rates remained depressed. However, during the last quarter of 2002 tanker demand has been driven by short term factors relating to war-related fears and the disruption of Venezuelan oil production. In October 2002, the Prestige spill took place leading to increased demand for modern tonnage in Europe and renewing the call for a more rapid phase-out of existing single hull tankers.

     As a result of these developments, the tanker market has improved. Product tanker rates have increased from a low $9,000 per day to more than $20,000 per day during the last quarter of 2002. The time charter strategy employed by the Company has provided the Company with significant insulation from the general market decline experienced during most of 2002. However, the "lead-and-lag" effect of this time charter strategy did not allow the Company to capitalize on the increased rates experienced during the last quarter.

     As we enter the first quarter of 2003, the Company has four Handymax vessels operating in the spot market with another three Handymax vessels coming off from their time charter arrangements. The current bullish market environment should positively affect the performance of these Handymax vessels.

RECENT DEVELOPMENTS

     AGREEMENTS TO HAVE CONSTRUCTED FIVE ADDITIONAL PANAMAX TANKERS AND SIX ADDITIONAL HANDYMAX TANKERS ARE DISCUSSED IN THE SECTION ENTITLED "EXPECTED ADDITIONAL CAPITAL COMMITMENTS"

     The Company has completed its recent follow-on offering as of April 17th, 2002 under which it sold 4,930,000 shares for $14 each and raised gross proceeds of $69.2 million. The net proceeds (after payment for underwriters' fees and legal and audit expenses) were $64.8 million.

     The major portion of these proceeds was used to fund the acquisition of two newly-built Panamax tankers, the GOLDMAR and the SILVERMAR, by investing $26.0 million, as well as two modern double-hull Handymax tankers, the MAREMAR and the AQUAMAR, by investing $17.7 million. An additional $14.8 million was paid to fund the 10% advance payment to the yard upon the signing of the recent newbuilding contract under which we will have constructed a further five newbuilding Panamax tankers in Daewoo shipyards.

     The unused balance of the net proceeds from the follow-on offering as of December 31, 2002 was approximately $6 million.

     The Handymax tankers have a cargo carrying capacity of approximately 47,000 dwt and were built in 1998. The first Handymax tanker, the MAREMAR, was delivered at the end of June 2002 and her sistership, the AQUAMAR, was delivered in mid-July 2002. Both Handymax tankers currently trade under long-term time charters, each earning approximately $14,000 per day.

     Each of the newly built Panamax tankers have a cargo carrying capacity of 69,697 dwt and were built in 2002. The first Panamax tanker, the GOLDMAR, was delivered at the end of May 2002 and her sistership, the SILVERMAR, at mid-June 2002. Both Panamax tankers immediately entered into a five year time charter, each earning $18,500 per day.

     In January, March, April and May 2002, the Company also took delivery of the last four Panamax tanker newbuildings that the Company had contracted to have built in July 2000. In this respect, upon their delivery from the shipyard, all four Panamax tankers immediately entered into two year time charters. Under these time charters, the PEARLMAR and the JADEMAR are each earning $18,500 per day, and the RUBYMAR and the ROSEMAR are each earning $17,500 per day. The cost of these four Panamax tanker newbuildings was funded with pre-arranged debt and the balance from retained earnings.

     In February 2002 the Company also took delivery of the Handymax tanker the AMBERMAR, which currently trades under a short time charter earning $16,500 per day.

     In February 2003 the Company acquired six Handymax newbuilding contracts for a total consideration of $173.2 million. These Handymax tanker newbuildings will be constructed in STX shipyard of South Korea from December 2003 through September 2004. The Company has paid an amount equal to $23.7 million in cash and the Company will issue shares worth $6.4 million to the sellers to finalize the acquisition of those contracts.

     On February 1, 2003, M/T Keymar was grounded by strong winds and was subsequently refloated. She is currently undergoing major repairs, the cost of which is covered by her insurers. The vessel is not expected to be available for service until August 2003.

     INTEREST RATE SWAPS

     On October 10, 1999, the Company concluded an interest rate cap agreement for a period of six years (through October 10, 2005) for an amount of $15.0 million. Under this agreement, the Company is covered for interest rates up to the London Interbank Offering Rate, or LIBOR, of 7%. Since LIBOR has not exceeded 7%, there was no charge for the Company with respect to this interest rate cap agreement for the years 2000, 2001 and 2002.

     On October 26, November 30 and December 20, 2000, the Company concluded three interest rate swap agreements (the first two with effective dates of December 11, 2000 and the third with an effective date of March 12, 2001) for a period of five years (through September 12, 2005) for amounts of $14.0 million, $10.0 million and $31.5 million, respectively. Under these agreements, the Company has fixed its interest rates at 6.50%, 6.45% and 5.88%, respectively.

     On November 28, 2001, the Company concluded two interest rate swap agreements with effective dates of December 17, 2001 and December 18, 2001, respectively. The first is for a period of three years for an amount of $16.8 million and the second for a period of five years for an amount of $18.2 million. Under these agreements, the Company has fixed interest rates at 4.25% and 4.77%, respectively.

     On July 10, 2002, the Company concluded two interest rate swap agreements with effective dates as of September 13, 2002. Both interest rate swap agreements are for a period of five years for an amount of $23.6 million each. Under these agreements, the Company has fixed interest rates at 4.20% and 4.38%, respectively.

     The remaining nominal amount of all these interest rate swap agreements as of December 31, 2002, was $124.6 million. The annual amounts to mature over the next five years are as follows:

- 2003--$11.8 million (average swap rate 5.39%)
- 2004--$21.8 million (average swap rate 4.78%)
- 2005--$45.6 million (average swap rate 5.92%)
- 2006--$12.7 million (average swap rate 4.66%)
- 2007--$32.7 million (average swap rate 4.30%)

CRITICAL ACCOUNTING POLICIES

     VESSELS DEPRECIATION

     The Company's vessels are depreciated on a straight-line basis over the vessels' remaining useful lives, after considering the estimated residual value (US Dollars 210 per LWT ton). Management estimates the useful life of the Company's vessels to be 25 years and this is a common life expectancy applied in the shipping industry. In view of the IMO-implemented new regulations and the recent call from the European Union for the accelerated phase-out of single hull tankers after the spill resulting from the sinking of "Prestige", the Company's management has re-evaluated the useful life of its single hull vessel the KLIOMAR and now estimates it to be 21 years. If the estimated economic life is incorrect an impairment loss could result in future periods.

     IMPAIRMENT

     The U.S. Financial Accounting Standards Board issued SFAS 144 "Accounting for the Impairment or Disposal of Long-lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long lived assets and supersedes SFAS 121 "Accounting for the Impairment of

Long-lived Assets and Long-lived Assets to be Disposed of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company adopted SFAS 144 as of January 1, 2002, without any effect on the Company's financial position and results of operations. The standard requires that long-lived assets and certain identifiable intangibles held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss for an asset held for use should be recognized, when the estimate of undiscounted cash flows, excluding interest charges, expected to be generated by the use of the asset is less than its carrying amount. Measurement of the impairment loss is based on the fair value of the asset. The review of the carrying amount in connection with the estimated recoverable amount for each of the Company's vessels, as of December 31, 2002, indicated that no impairment loss should be recognized over the Company's vessels.

     ACCOUNTING FOR DRY DOCKING

     Dry-docking costs are carried out approximately every two and a half or five years, as applicable, depending on the vessel's age and typically coincide with the validity of the related certificates issued by the Classification Societies, unless a further extension is obtained in rare cases and under certain conditions. The Company defers and amortizes these costs over a period of two and half years or five years, as applicable, or to the next dry-docking date if such has been determined. Unamortized dry-docking costs of vessels sold are written off to income in the year of the vessels' sale.

     Dry-docking costs have several aspects including the replacement of worn components, the installation of items or features that are required by new maritime regulations, and the installation of new equipment or features that might increase efficiency or safety. Such expenditures do maintain the vessel and preserve its useful life.

     ACCOUNTING FOR REVENUE AND EXPENSES

     Revenues are generated from freight billings and time charter hires. Time charter revenues are recorded over the term of the charter as service is provided. Under a voyage charter, the revenues and associated voyage costs are recognized rateably over the duration of the voyage. The operating results of voyages in progress at a reporting date are estimated and recognized pro-rata on a per day basis. Probable losses on voyages are provided for in full at the time such losses can be estimated. Vessel operating expenses are accounted for on an accrual basis. Unearned revenue represents revenue applicable to periods after each period or year-end.

     ACCOUNTING FOR P&I BACK CALLS

     The vessels' Protection and Indemnity (P&I) Club insurance is subject to additional premiums referred to as back calls or supplemental calls. Provision has been made for such estimated future calls, which is included in Accrued Liabilities in the consolidated balance sheets.

     P&I Clubs, which provide insurance for accidents, pollution, crew, etc., assess their results each year and seek supplementary amounts from their members to cover any shortfall within the previous three years. Indications of likely supplementary calls, which are expressed as percentages of the known basic charge for the year, are notified to P&I Club members at various stages during the year and provide a reasonable basis for an accrual, although final actual calls for any given year may differ substantially from what is estimated. For year 2002, no P&I back calls are anticipated due to the Club's change of billing policy.

RESULTS OF OPERATIONS

     THREE MONTH PERIOD ENDED DECEMBER 31, 2002 COMPARED TO THREE MONTH PERIOD ENDED DECEMBER 31, 2001

     The Company recorded net income of $11.6 million, or $0.69 per fully diluted share, in the three month period ended December 31, 2002, compared to net income of $10.4 million, or $0.87 per fully diluted share, in the three month period ended December 31, 2001. Fourth quarter results included a $300,000 award of restricted stock to be issued to senior management. Excluding this award, net income was $11.9 million for the fourth quarter, or $0.71 per fully diluted share. The results for the current quarter reflect the expansion of the fleet, the additional shares issued after the follow-on offering and the increase in operating and general and administrative costs.

     NET REVENUE. The Company's net revenue, on a time charter basis (revenue from vessels, minus voyage expenses), increased by 34.9% to $42.4 million from $31.4 million for the period ended December 31, 2001. This increase is mainly due to the expansion of the fleet as net operating days increased by 45.6% to 2,832 days from 1,945 days over the same quarter last year. However, the Company's average TCE rate in the current quarter decreased by 7.1% to $15,373 from $16,553 over the same quarter last year, despite the significant rebound in market rates experienced during the fourth quarter and due to the fact that the majority of the fleet was on time charter. The fleet's utilization improved to 99.3% from 96.1% over the same quarter last year.

     In particular, the average TCE rate of the Company's Handymax fleet in the current quarter decreased by 16.7% to $13,505 from $16,214 in the same quarter of 2001. The Handymax fleet experienced 16 off-hire days during 2002, as compared to eight days in 2001. The Handymax fleet accounted for 53.6% of the Company's net revenue during the current period as opposed to 73.8% during the previous period. The net revenue generated under time charters accounted for 83.9% of the Handymax fleet's net revenue during the current quarter as compared to 68.5% in the same quarter last year. At December 31, 2002, 15 of the Company's Handymax tankers were operating under time charters.

     In particular, the average TCE rate of the Company's Panamax fleet in the current quarter increased by 2.83% to $18,025 from $17,528 in the same quarter last year. The Panamax fleet had four off-hire days in the current quarter as compared to 13 days in the same quarter last year. The Panamax fleet accounted for 30.4% of the Company's net revenue during the current quarter as compared to 9.3% during the same quarter last year. The entire net revenue of the Panamax fleet was generated from time charters during 2002 and 2001. At December 31, 2002, all of the Company's Panamax fleet was operating under time charters.

     In particular, the average TCE rate of the Company's Aframax fleet in the current quarter increased by 7.26% to $18,895 from $17,617 in the same quarter last year. The Aframax fleet had no off-hire days during the quarter as compared to 59 days in the same quarter last year. The Aframax fleet accounted for 16% of the Company's net revenue during the current quarter as compared to 16.9% in the same quarter last year. The entire net revenue of the Aframax fleet was generated under time charters during the current quarter and in the same quarter last year. At December 31, 2002, all of the Company's Aframax fleet was operating under time charters.

     VESSEL OPERATING EXPENSES. The Company's vessel operating expenses, which mainly consist of crewing, repairs and maintenance, spare parts, insurance, stores and lubricants, increased by 58.7% to

$11.9 million in the current quarter from $7.5 million in the same quarter last year, mainly due to the expansion of the fleet and its worldwide trading pattern, which resulted in more expensive storing of supplies and higher repair and maintenance costs, especially for the part of the fleet trading in the Western Hemisphere. In addition, almost one-third of the fleet entered its third special survey cycle, which resulted in significant repairs and maintenance expenditures. The operating expenses per ship per day increased by 12.8% to $4,160 in the current quarter from $3,688 during the same quarter last year.

     DEPRECIATION. The Company's depreciation expense increased by 40.5% to $9.7 million in the current quarter as compared to $6.9 million in the same quarter last year. The increase was the result of the fleet expansion.

     AMORTIZATION OF DEFERRED AND DRY-DOCKING COSTS. The Company's amortization of deferred and dry-docking expenses increased to $1.3 million in the current quarter from $0.1 million in the same quarter last year as the number of vessels entering dry dock significantly increased.

     GENERAL AND ADMINISTRATIVE EXPENSES. The Company's general and administrative expenses increased by 35% to $2.7 million for the current quarter as compared to $2.0 million in the same quarter last year. This increase resulted principally from increased staff in line with our growth plan of 64 on-shore staff members at the end of 2002, up from 40 at the end of 2001, together with additional costs relating to the function of the Board of Directors, the Company's public presence and duties typically associated with public companies. The overhead burden per ship per day, however, decreased by 5.6% to $941 during the current quarter from $997 during the same quarter last year.

     INTEREST EXPENSE, NET. The Company's interest expense increased by 11.1% to $5.0 million in the current quarter as compared to $4.5 million in the same quarter last year. The increase in the average loan balances outstanding, resulting from our fleet expansion, was to a certain extent offset by the decrease of US dollar market interest rates over the same quarter last year.

     YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

     The Company recorded net income of $43.3 million, or $2.83 per fully diluted share, in the year ended December 31, 2002, compared to net income of $34.01 million, or $3.29 per fully diluted share, in the year ended December 31, 2001. The results for the current year reflect the expansion of the fleet, the additional shares issued after the follow on offering, the deteriorating market conditions with tanker charter rates falling close to historic lows before their rebound during the fourth quarter of 2002, and finally the increase in operating and general and administrative costs.

     NET REVENUE. The Company's net revenue, on a time charter basis (revenue from vessels, minus voyage expenses) increased by 48.4% to $148.4 million in 2002 as compared to $100 million in 2001. This increase is mainly due to the expansion of the fleet as net operating days increased by 62.2% to 9,912 days from 6,110 days over the same period last year. However, the Company's average TCE rate in the current period decreased by 8.5% to $15,341 from $16,770 over the same period last year, reflecting the challenging market conditions predominantly faced by the Handymax fleet as both Panamax and Aframax fleets were on time charters arranged before the market declined. The fleet's utilization increased to 96.7% as compared to 95.2% in the previous year.

     In particular, the average TCE rate of the Company's Handymax fleet in 2002 decreased by 17.3% to $13,651 from $16,505 in 2001. The Handymax fleet experienced 310 off-hire days during 2002, mainly due to the scheduled dry dockings, as compared to 160 days in 2001. The Handymax fleet accounted for 55.8% of the Company's net revenue in 2002, as opposed to 65.6% during 2001. The net revenue generated under time charters accounted for 86.2% of the Handymax fleet's net revenue in 2002 as compared to 62% in 2001.

     In particular, the average TCE rate of the Company's Panamax fleet in 2002 increased by 5% to $17,787 from $16,940 in 2001. The Panamax fleet had three off-hire days during 2002 as compared to 84 days in 2001. The Panamax fleet accounted for 26.4% of the Company's net revenue in 2002 as compared to 10.7% during 2001. The entire net revenue of the Panamax fleet was generated from time charters during 2002 and 2001.

     In particular, the average TCE rate of the Company's Aframax fleet in 2002 increased by 7.7% to $18,801 from $17,463 in 2001. The Aframax fleet had 28 off-hire days during 2002 as compared to 65 days in 2001. The Aframax fleet accounted for 17.8% of the Company's net revenue during 2002 as compared to 23.7% in 2001. The entire net revenue of the Aframax fleet was generated under time charters during 2002 and 2001.

     VESSEL OPERATING EXPENSES. The Company's vessel operating expenses, which mainly consist of crewing, repairs and maintenance, spare parts, insurance, stores and lubricants increased by 74.5% to $40.3 million in 2002 from $23.1 million in 2001, mainly due to the expansion of the fleet together with its worldwide trading pattern, which resulted in more expensive storing of supplies and higher repair and maintenance costs, especially with the part of the fleet trading in the Western Hemisphere. The operating expenses per ship per day, however, increased by only 9.9% to $3,931 in 2002 from $3,598 in 2001.

     DEPRECIATION. The Company's depreciation expense increased by 58.7% to $34.6 million in 2002 as compared to $21.8 million in 2001. The increase was the result of the fleet expansion during the current period.

     AMORTIZATION OF DEFERRED AND DRY-DOCKING COSTS. The Company's amortization of deferred and dry-docking expenses increased 220.0% to $3.2 million in 2002 from $1.0 million in 2001 due to the increased number of dry dockings in 2002.

     GENERAL AND ADMINISTRATIVE EXPENSES. The Company's general and administrative expenses increased by 69.5% to $7.8 million in 2002 as compared to $4.6 million in 2001. This increase resulted principally from increased staff in line with our growth plan of 64 on-shore staff members at the end of 2002, up from 40 at the end of 2001, together with additional costs relating to the function of the Board of Directors and the Company's public presence. In addition, the Company awarded restricted stock worth $0.3 million to senior management which was directly expensed. The overhead burden per ship per day, however, increased by only 5.8% to $756 during 2002 from $715 during 2001.

     INTEREST EXPENSE, NET. The Company's interest expense increased by 19.4% to $18.5 million in 2002 as compared to $15.5 million during 2001. The increase in the average loan balances outstanding, resulting from our fleet expansion, was to a certain extent offset by the decrease in US dollar interest rates from 2001 levels.

     YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

     The Company recorded a net income of $34.0 million, or $3.31 per share, basic, in the year ended December 31, 2001, compared to net income of $11.2 million, or $2.94 per share, basic, in the year ended December 31, 2000. The results for the current year reflect an improvement in tanker charter rates and the expansion of the fleet.

     NET REVENUE. The Company's net revenue, on a time charter basis (revenue from vessels, minus voyage expenses), increased 62.4% to $102.5 million in the current year as compared to $63.1 million last year. This increase is mainly due to the expansion of the fleet as well as to the increase of almost 13.8% in the Company's average TCE rate in the current year to $16,769 from $14,743 in the last year, notwithstanding the decrease in the fleet's utilization to 95.2% in 2001 from 98.0% in 2000.

     In particular, the average TCE rate of the Company's Handymax fleet in the current year increased 29.9% to $16,506 from $12,705 in 2000. The Handymax fleet experienced 160 off-hire days during 2001 mainly due to the scheduled drydockings, as compared to 58 days in 2000. The Handymax fleet accounted for 65.2% of the Company's net revenue during the current year as opposed to 35.5% during the previous year. The net revenue generated under time charters accounted for 62.0% of the Handymax fleet's net revenue during the year as compared to 74.7% in 2000. At December 31, 2001, eleven of the Company's Handymax tankers were operating under time charters.

     In particular, the average TCE rate of the Company's Panamax fleet in the current year increased 34.3% to $16,930 from $12,603 in 2000. The Panamax fleet had 84 off-hire days in 2001 due to scheduled dry docking as compared to 13 days in 2000. The Panamax fleet accounted for 10.8% of the Company's net revenue during the current year as compared to 14.5% during the previous year. The entire net revenue of the Panamax fleet was generated from time charters during 2001 and 2000. At December 31, 2001, all of the Company's Panamax fleet was operating under time charters. These time charters will end at December 31, 2002 and January 31, 2003.

     In particular, the average TCE rate of the Company's Aframax fleet in the current year decreased 0.8% to $17,462 from $17,602 in 2000. The Aframax fleet had 65 off-hire days during the year, of which 45 days relate to a main engine incident involving the M/T Keymar, as compared to 17 days in 2000. The Aframax fleet accounted for 23.9% of the Company's net revenue during the current year as compared to 50.0% in the previous year. The entire net revenue of the Aframax fleet was generated under time charters during the current year as compared to 80.1% in the previous year. At December 31, 2001, all of the Company's Aframax fleet was operating under time charters.

     VESSEL OPERATING EXPENSES. The Company's vessel operating expenses, which mainly consist of crewing, repairs and maintenance, spare parts, insurance, stores and lubricants increased 54.4% to $23.1 million in the current year from $15.4 million in 2000, mainly due to the expansion of the fleet together with higher repair and maintenance costs. The operating expenses per ship per day increased 5.1% to $3,598 in the current year from $3,423 during the previous year.

     DEPRECIATION. The Company's depreciation expense increased 40.9% to $21.8 million in the current year as compared to $15.4 million in 2000. The increase was the result of the fleet expansion during the current year.

     AMORTIZATION OF DEFERRED AND DRY - DOCKING COSTS. The Company's amortization of deferred and dry-docking expenses was $1.0 million in the current year, which reflect a slight decrease when compared to $1.1 million in the previous year.

     GENERAL AND ADMINISTRATIVE EXPENSES. The Company's general and administrative expenses increased 59.4% to $4.6 million for the current year as compared to $2.9 million in the previous year. This increase resulted principally from increased staff and additional administrative costs in connection with the operation of a larger fleet and duties typically associated with public companies. The overhead burden per ship per day increased 8.5% to $714 during 2001 from $658 during 2000.

     INTEREST Expense, NET. The Company's interest expense decreased 0.7% to $15.5 million in the current year as compared to $15.4 million from the previous year. Despite the increase in the average loan balances outstanding, due to the fleet expansion, the decrease of market interest rates during the last year has contributed to the decrease in interest expense.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 2002, the Company's cash position increased to $36.1 million, from $34.4 million as of December 31, 2001.

     Net cash flow from operating activities increased to $74.6 million in the year ended December 31, 2002, from $50.2 million as of December 31, 2001, mainly reflecting the expansion of the fleet.

     During the year ended December 31, 2002, the Company incurred capital expenditures mainly for vessel acquisitions and maintenance in the amount of $258.3 million. This capital expenditure included $15.1 million representing advances for the five Panamax tanker newbuildings scheduled for delivery during the period from November 2003 through July 2004. $242.3 million was paid for the acquired fleet consisting of six Panamax tanker newbuildings, the PEARLMAR, JADEMAR, RUBYMAR, ROSEMAR, GOLDMAR and the SILVERMAR delivered on January, March, April, May and June 2002, respectively, and three Handymax tankers, the AMBERMAR, MAREMAR and AQUAMAR which were delivered in February, June and July 2002, respectively.

     The Company's scheduled debt repayments were $42.7 million as compared to $25 million in the previous year. The Company, during the year ended December 31, 2002, increased its borrowings by $164.1 million to finance the delivery of the acquired fleet and to complete its previous newbuilding program. In this respect, the Company borrowed $63.6 million to take delivery of the four Panamax tankers, the PEARLMAR, JADEMAR, RUBYMAR and ROSEMAR which had been ordered in July 2000, $20.2 million to take delivery of a Handymax tanker newbuilding, the AMBERMAR, and finally $80.3 million to take delivery of two further newbuilding Panamax tankers, the GOLDMAR and the SILVERMAR, as well as two modern Handymax tankers, the MAREMAR and AQUAMAR.

     The Company has already arranged with a consortium of banks for pre and post-delivery financing of $100 million to partially finance the construction and the delivery of the recently contracted newbuilding Panamax tankers scheduled for delivery during the period from November 2003 through July 2004.

     The Company's debt repayment obligations, excluding the arranged $100 million loan facility, over the next ten years are as follows:

YEAR                                                              AMOUNT
2003 ....................................................... $ 74.8 million
2004 ....................................................... $ 46.5 million
2005 ....................................................... $ 65.2 million
2006 ....................................................... $ 37.8 million
2007 ....................................................... $ 37.4 million
2008 ....................................................... $ 91.9 million
2009 ....................................................... $ 20.3 million
2010 ....................................................... $ 34.0 million
2011 ....................................................... $ 27.7 million
2012 ....................................................... $ 53.0 million

     The 2003 repayments include $28.2 million in maturities of debt, which the Company intends to refinance during the first half of 2003.

     The Company's debt repayment obligations, including the arranged $100 million loan facility, over the next ten years are as follows:

YEAR                                                              AMOUNT
2003 ....................................................... $ 74.8 million
2004 ....................................................... $ 49.7 million
2005 ....................................................... $ 71.7 million
2006 ....................................................... $ 44.3 million
2007 ....................................................... $ 43.9 million
2008 ....................................................... $ 98.4 million
2009 ....................................................... $ 26.8 million
2010 ....................................................... $ 40.5 million
2011 ....................................................... $ 34.2 million
2012 ....................................................... $ 104.6 million

     As part of its growth strategy, the Company will continue to consider strategic opportunities, including the acquisition of additional vessels and further penetration into the Handymax and Panamax tanker markets. The Company may choose to pursue opportunities to grow through acquisition of vessels, newbuildings or fleets from other companies. The Company intends to finance any future acquisitions through various sources of capital, including internally generated cash flow, additional debt borrowings and the issuance of additional shares of common stock.

EXPECTED ADDITIONAL CAPITAL COMMITMENTS

     We will incur additional capital commitments for the five Panamax tankers that we have contracted to have constructed with Daewoo shipyards in South Korea. The total contracted cost is $154 million.

     In accordance with normal industry practice, we made installment payments to the yard on signing representing 10% of the contract of approximately $14.8 million. This payment was funded through the net proceeds of the recent offering. No further payments were paid until the end of 2002. During the course of construction of these five Panamax tankers, and in accordance with industry practice, we expect to make the following payments to the yards representing the steel cutting, keel laying and launching installments of 10% of the contract value for each ship. In this respect, a total amount of $45.8 million will be paid in 2003 and 2004, all of which will be financed through the $100 million facility discussed above. The amounts to be paid to the yard in 2003 and 2004 are:

   YEAR       AMOUNT
  2003    $ 30.2 million
  2004    $ 15.6 million
          --------------
          $ 45.8 MILLION

     At delivery of these five Panamax tanker newbuildings, we will pay 60% of the remaining value of each contract, or a total $93.8 million, out of which $17.9 million will be paid close to the end of 2003 when the first newbuilding is expected to be delivered. The balance of $75.9 million will be paid during the first seven months of 2004 as each Panamax tanker newbuilding is delivered from the yard. We will pay $9.1 million in 2003 and $28.9 million in 2004 from internally generated cash flows and the balance of $8.8 million and $47 million through the loan facility already arranged. We also expect to incur additional expenditure of approximately $2.0 million representing capitalized interest on pre-construction financing together with supervision costs, the bulk of which will be paid in 2004.

     We will also incur additional capital commitments for the six Handymax tanker newbuilding contracts that we have recently acquired. The total contracted cost is approximately $173.2 million. $58.8 million will be paid in 2003, excluding $6.4 million representing the stock consideration to be paid to sellers, and $108.0 million will be paid in 2004. We also expect to incur additional expenditures of approximately $3.5 million representing capitalized interest on pre-construction financing together with supervision costs.

     We have already arranged for a stand-by financing facility of $40.0 million with a bank to partially finance the $23.7 million one time deposit already paid to the sellers and the stage payments to the yard, comprising of keel laying and launching installments of 10% each for each shipbuilding contract.

     At delivery we intend to finance the balance of the stand by financing facility, together with the delivery installments for each Handymax tanker, with a long-term bank loan facility in the amount of approximately $125 million.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

     INFLATION

     Inflation had a very moderate impact on vessel operating expenses, dry-docking expenses and corporate overhead. Management does not consider inflation to be a significant risk to costs in the current and foreseeable future economic environment. However, in the event that inflation becomes a significant factor in the world economy, inflationary pressures could result in increased operating and financing costs.

     INTEREST RATE FLUCTUATION

     The international tanker industry is a capital intensive industry, requiring significant amounts of investment. Much of this investment is provided in the form of long-term debt. Our debt usually contains interest rates that fluctuate with the financial markets. Increasing interest rates could adversely impact future earnings. We have entered into interest rate cap and swap agreements expiring in 2005, 2006 and 2007 for approximately 25.5% of our outstanding indebtedness as of December 31, 2002.

     Our interest expense is affected by changes in the general level of interest rates, particularly LIBOR. As an indication of the extent of our sensitivity to interest rate changes, an increase of 1% would have decreased our net income and cash flows in the current year by approximately $3.5 million based upon our debt level at December 31, 2002.

     The following table sets forth our sensitivity to a 1% increase in LIBOR over the next five years on the same basis, excluding the $100 million long-term loan facility already arranged for the five Panamax tanker newbuildings under construction at Daewoo:

NET DIFFERENCE IN EARNINGS AND CASH FLOWS:

YEAR        AMOUNT
----    ------------
2002    $ 3.5 million
2003    $ 2.9 million
2004    $ 3.1 million
2005    $ 2.9 million
2006    $ 2.3 million

     The $100 million additional long-term loan facility arranged for the partial financing of the five Panamax tanker newbuildings could affect the Company's earnings and cash flows in 2004, 2005 and 2006 by approximately $0.5 million, $0.9 million and $0.8 million, respectively.

     FOREIGN EXCHANGE RATE FLUCTUATION

     The international tanker industry's functional currency is the U.S. dollar and, as a result, all of our revenues are in U.S. dollars. Historically, we incur a major portion of our general and administrative expenses in Euro (formerly Greek drachmae) and British pounds sterling, while we incur a significant portion of the cost of revenues in U.S. dollars and, to a much lesser extent, other currencies. We have a policy of continuously monitoring and managing our foreign exchange exposure. We currently do not engage in any foreign currency hedging transactions, and do not believe that we need to enter into any foreign currency hedging transactions at this time.

     SEASONAL VARIATIONS

     We operate our tankers in markets that have historically exhibited seasonal variations in demand and, therefore, charter rates. Tanker markets are typically stronger in the winter months in the Northern Hemisphere due to increased oil consumption. In addition, unpredictable weather patterns in the winter months tend to disrupt vessel scheduling. The oil price volatility resulting from these factors has historically led to increased oil trading activities.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To: Board of Directors of
STELMAR SHIPPING LTD.

We have audited the accompanying consolidated balance sheet of STELMAR SHIPPING LTD., a Liberian company, and subsidiaries (the "Company"), as of December 31, 2002 and the related consolidated statements of income, stockholders' equity and cash flows for the year ended. Our audit also included the condensed financial information listed in the Index as Schedule I. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit. The consolidated financial statements and Schedule I of the Company as of December 31, 2001 and 2000 and for the years then ended were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements and Schedule I in their report dated February 1, 2002.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of STELMAR SHIPPING LTD. and its subsidiaries at December 31, 2002 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statements schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

ERNST & YOUNG

Athens, Greece
February 5, 2003

                     STELMAR SHIPPING LTD. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2002
                    (Expressed in thousands of U.S. Dollars)

ASSETS                                                                               2001        2002
------                                                                            ---------    ---------
CURRENT ASSETS:
  Cash and cash equivalents (Note 2d)                                             $  34,417    $  36,123
                                                                                  ---------    ---------
  Accounts receivable-
    Trade  (Note 2e)                                                                  7,678        6,888
    Other (Note 2f)                                                                   1,464        2,494
                                                                                  ---------    ---------
                                                                                      9,142        9,382
                                                                                  ---------    ---------

  Inventories (Note 2g)                                                               1,380        1,551
  Prepayments and other                                                               1,225        1,263
                                                                                  ---------    ---------

        TOTAL CURRENT ASSETS                                                         46,164       48,319
                                                                                  ---------    ---------
FIXED ASSETS:
  Advances for vessel acquisition / under construction (Note 4)                      46,555       15,088
                                                                                  ---------    ---------

  Vessels (Notes 2h, 2i, 5 and 8)                                                   569,978      858,876
  Accumulated depreciation (Notes 2j and 5)                                         (78,151)    (112,712)
                                                                                  ---------    ---------
        NET BOOK VALUE                                                              491,827      746,164

  Property and equipment, net (Note 2k)                                                 817        1,581
                                                                                  ---------    ---------

        TOTAL FIXED ASSETS                                                          539,199      762,833
                                                                                  ---------    ---------

DEFERRED CHARGES, NET (NOTES  2L, 2N AND 6)                                           6,820       12,205
                                                                                  ---------    ---------

        TOTAL ASSETS                                                              $ 592,183    $ 823,357
                                                                                  =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt (Note 8)                                      $  40,332    $  74,758
                                                                                  ---------    ---------

  Accounts payable-
    Trade                                                                             4,907        6,131
    Other                                                                                65           50
                                                                                  ---------    ---------
                                                                                      4,972        6,181
                                                                                  ---------    ---------

  Income taxes payable (Note 14)                                                          3            -
  Accrued liabilities (Notes 2o and 7)                                                2,018        3,316
  Accrued bank interest                                                               2,589        2,943
  Financial instruments-fair value (Notes 2w, 13 and 15c)                             2,500        7,950
  Unearned revenue (Note 2s)                                                          3,459        2,210
                                                                                  ---------    ---------

        TOTAL CURRENT LIABILITIES                                                    55,873       97,358
                                                                                  ---------    ---------

LONG-TERM DEBT, NET OF CURRENT PORTION (NOTE 8)                                     326,862      413,851
                                                                                  ---------    ---------

CONTINGENCIES (NOTE 9)

STOCKHOLDERS' EQUITY:
  Preferred stock, $ 0.01 par value; 20,000,000 shares authorized, none issued            -            -
  Common stock, $ 0.02 par value; 25,000,000 shares authorized;
  11,874,750 and 16,819,750 issued and outstanding at December 31, 2001
  and 2002, respectively                                                                237          336
  Additional paid-in capital                                                        149,970      215,635
  Accumulated other comprehensive income / (loss) (Notes 2c, 2w, 13 and 15c)         (2,594)      (7,940)
  Retained earnings                                                                  61,835      104,117
                                                                                  ---------    ---------

        TOTAL STOCKHOLDERS' EQUITY                                                  209,448      312,148
                                                                                  ---------    ---------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $ 592,183    $ 823,357
                                                                                  =========    =========

The accompanying notes are an integral part of these consolidated statements.

                     STELMAR SHIPPING LTD. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002
        (Expressed in thousands of U.S. Dollars - except per share data)

                                                                        2000            2001            2002
                                                                    ------------    ------------    ------------
REVENUES:
REVENUE FROM VESSELS (NOTES 1 AND 2S)                               $     68,575    $    111,198    $    160,210

  Commissions (Notes 2s and 3a)                                           (1,871)         (2,551)         (3,702)
                                                                    ------------    ------------    ------------
        REVENUE FROM VESSELS, NET                                         66,704         108,647         156,508

                                                                    ------------    ------------    ------------

EXPENSES:

    Voyage expenses (Note 2s)                                              5,450           8,743           8,129

    Vessel operating expenses (Notes 2s and 2t)                           14,959          23,093          40,310

    Depreciation (Notes 2j, 2k and 5)                                     15,441          21,755          34,644

    Amortization of deferred charges (Notes 2l, 2n and 6)                  1,116             960           3,211

    General and administrative expenses (Note 14)                          2,876           4,583           7,751
                                                                    ------------    ------------    ------------
    OPERATING INCOME                                                      26,862          49,513          62,463
                                                                    ------------    ------------    ------------

OTHER INCOME (EXPENSES):

    Interest and finance costs (Notes 2n, 6, 8 and 12)                   (16,484)        (17,089)        (18,826)

    Interest income                                                        1,056           1,555             281

    Foreign currency losses (Note 2c)                                        (31)           (129)           (366)

    Gain on sale of vessel                                                    32               -               -

    Other, net                                                              (200)            163            (266)
                                                                    ------------    ------------    ------------
    TOTAL OTHER INCOME (EXPENSES), NET                                   (15,627)        (15,500)        (19,177)

                                                                    ------------    ------------    ------------
NET INCOME                                                          $     11,235    $     34,013    $     43,286
                                                                    ============    ============    ============

EARNINGS PER SHARE, BASIC (NOTES 2U AND 11)                         $       2.94    $       3.31    $       2.84
                                                                    ============    ============    ============

WEIGHTED AVERAGE NUMBER OF SHARES, BASIC                               3,824,750      10,290,028      15,262,194
                                                                    ============    ============    ============

EARNINGS PER SHARE, DILUTED (NOTES 2U AND 11)                       $       2.94    $       3.29    $       2.83
                                                                    ============    ============    ============

WEIGHTED AVERAGE NUMBER OF SHARES, DILUTED                             3,824,750      10,353,810      15,314,250
                                                                    ============    ============    ============

The accompanying notes are an integral part of these consolidated statements.

                     STELMAR SHIPPING LTD. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002
                    (Expressed in thousands of U.S. Dollars)

                                                                                                 Accumulated
                                                                      Additional                   Other
                                            Comprehensive   Capital    Paid-in     Retained    Comprehensive
                                                Income       Stock      Capital    Earnings    Income / (Loss)      Total
                                            -------------   -------   ----------   --------    ---------------   ----------
BALANCE, DECEMBER 31, 1999                                       76       55,064      23,418              (143)      78,415

   Net income                                      11,235         -            -      11,235                 -       11,235

   Other comprehensive income
   - Currency translation adjustments                 (84)        -            -           -               (84)         (84)
                                            -------------
   Comprehensive income                            11,151
                                            =============   -------   ----------   ---------   ---------------   ----------

BALANCE, DECEMBER 31, 2000                                       76       55,064      34,653              (227)      89,566

   Cumulative effect of measurement
   of fair value of financial
   instrument at January 1, 2001                     (561)        -            -           -              (561)        (561)

   Issuance of common stock                             -       161       96,438           -                 -       96,599

   Expenses related to the issuance of
   common stock                                         -                 (8,363)          -                 -       (8,363)

   Reinvestment of earnings                                       -        6,831      (6,831)                -            -

   Net income                                      34,013         -            -      34,013                 -       34,013

   Other comprehensive income

   - Fair value of financial instruments           (1,939)        -            -           -            (1,939)      (1,939)

   - Currency translation adjustments                 133         -            -           -               133          133
                                            -------------
   Comprehensive income                     $      31,646
                                            =============   -------   ----------   ---------   ---------------   ----------

BALANCE, DECEMBER 31, 2001                                  $   237   $  149,970   $  61,835   $        (2,594)  $  209,448

   Issuance of common stock                             -        99       69,131           -                 -       69,230

   Expenses related to the issuance
   of common stock                                      -         -       (4,470)          -                 -       (4,470)

   Reinvestment of earnings                             -         -        1,004      (1,004)                -            -

   Net income                                      43,286         -            -      43,286                 -       43,286

   Other comprehensive income

   - Fair value of financial instruments           (5,450)        -            -          -             (5,450)      (5,450)

   - Currency translation adjustment                  104         -            -          -                104          104
                                            -------------
   Comprehensive income                     $      37,940
                                            =============   -------   ----------   ---------   ---------------   ----------
BALANCE, DECEMBER 31, 2002                                      336   $  215,635   $ 104,117   $        (7,940)  $  312,148
                                                            =======   ==========   =========   ===============   ==========

* The accompanying notes are an integral part of these consolidated statements.

                     STELMAR SHIPPING LTD. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002
                    (Expressed in thousands of U.S. Dollars)

                                                                             2000         2001        2002
                                                                          ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income                                                              $  11,235    $  34,013    $  43,286
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation                                                            15,441       21,755       34,644
     Gain from sale of vessel                                                   (32)           -            -
     Amortization of deferred dry-docking costs                                 847          960        3,211
     Amortization of loan fees                                                   86          139          292
     Amortization of other financing costs                                      269            -            -
     Non cash compensation                                                        -            -          300
     Provision for income taxes                                                  15           79            6
     Interest expense, net of amounts capitalized                            16,273       16,732       18,160
  (Increase) Decrease in:
     Accounts receivable                                                      2,175       (4,336)        (240)
     Inventories                                                                656         (965)        (171)
     Prepayments and other                                                       34         (884)         (38)
  Increase (Decrease) in:
     Accounts payable                                                        (1,094)       2,821        1,209
     Accrued liabilities excluding bank loan interest                           876          601          998
     Unearned revenue                                                           253        2,370       (1,249)
     Payments for dry-docking                                                  (726)      (4,766)      (8,122)
  Interest paid                                                             (15,681)     (18,328)     (17,806)
  Income taxes paid                                                             (14)         (91)          (9)
  Translation adjustment                                                        (84)         133          104
                                                                          ---------    ---------    ---------

NET CASH FROM OPERATING ACTIVITIES                                           30,529       50,233       74,575
                                                                          ---------    ---------    ---------

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:

     Advances for vessels acquisition-vessels under construction                (84)     (46,471)     (15,088)
     Vessel acquisitions and/or improvements                                      -     (248,672)    (242,343)
     Purchase of property and equipment                                        (400)        (319)        (847)
     Net proceeds from sale of vessel                                        12,356            -            -
                                                                          ---------    ---------    ---------

NET CASH FROM (USED IN) INVESTING ACTIVITIES                                 11,872     (295,462)    (258,278)
                                                                          ---------    ---------    ---------

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
     Proceeds from long-term debt                                                 -      191,359      164,147
     Principal payments of long-term debt                                   (17,888)     (24,957)     (42,732)
     Repayment of long-term debt due to sale of vessel                      (12,501)           -            -
     Issuance of common stock                                                     -       96,599       69,230
     Payments of expenses related to the issuance of common stock                 -       (8,363)      (4,470)
     Payments for loan fees and other financing costs                          (289)      (1,456)        (766)
                                                                          ---------    ---------    ---------

NET CASH FROM (USED IN) FINANCING ACTIVITIES                                (30,678)     253,182      185,409
                                                                          ---------    ---------    ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                    11,723        7,953        1,706

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                               14,741       26,464       34,417
                                                                          ---------    ---------    ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                  $  26,464    $  34,417    $  36,123
                                                                          =========    =========    =========

The accompanying notes are an integral part of these consolidated statements.

                     STELMAR SHIPPING LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2002
    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS - EXCEPT PER SHARE DATA
                            UNLESS OTHERWISE STATED)

1.   BASIS OF PRESENTATION AND GENERAL INFORMATION:

     The accompanying consolidated financial statements include the accounts of Stelmar Shipping Ltd. (the "Holding Company") formerly Stelships Inc. and its wholly owned subsidiaries (the "Company"). The Holding Company was formed in January 1997, under the laws of Liberia and became the sole owner of all outstanding shares of Martank Shipping Holdings Ltd. and its subsidiaries, Marship Tankers (Holdings) Ltd. and its subsidiaries, Stelmar Tankers (Management) Ltd. and Stelmar Tankers (UK) Ltd. All of the above-mentioned companies share common ownership and management.

     (a)  SHIP-OWNING COMPANIES DIRECTLY OWNED BY THE HOLDING COMPANY:

                                      COUNTRY OF         DATE OF         VESSEL NAME OR
            COMPANY                  INCORPORATION    INCORPORATION        HULL NUMBER        FLAG         DWT
            -------                 --------------   ---------------   ------------------   --------    ---------
     Keymar Ltd.                    Liberia          July 1998         KEYMAR               CYPRUS         95,822
     Takamar Ltd.                   Liberia          July 1998         TAKAMAR              PANAMA        104,000
     Primar Shipping Ltd.           Liberia          May 1993          PRIMAR               CYPRUS         39,521
     Palmar Maritime Ltd.           Liberia          July 1993         CITY UNIVERSITY      CYPRUS         39,729
     Luxmar Ltd.                    Liberia          February 2001     LUXMAR               PANAMA         45,999
     Rimar Ltd.                     Liberia          February 2001     RIMAR                PANAMA         45,999
     Limar Ltd                      Liberia          February 2001     LIMAR                PANAMA         46,170
     Almar Ltd.                     Liberia          February 2001     ALMAR                PANAMA         46,162
     Jamar Ltd.                     Liberia          February 2001     JAMAR                PANAMA         46,100
     Camar Ltd.                     Liberia          February 2001     CAMAR                PANAMA         46,100
     Promar Ltd.                    Liberia          February 2001     PROMAR               PANAMA         39,989
     Ermar Ltd.                     Liberia          February 2001     ERMAR                PANAMA         39,977
     Allenmar Ltd.                  Liberia          February 2001     ALLENMAR             PANAMA         41,570
     Capemar Ltd.                   Liberia          February 2001     CAPEMAR              PANAMA         37,615
     Petromar Ltd.                  Liberia          May 2001          PETROMAR             PANAMA         35,768
     Ambermar Ltd.                  Liberia          December 2001     AMBERMAR             CYPRUS         35,700
     Pearlmar Ltd.                  Liberia          July 2000         PEARLMAR             CYPRUS         69,697
     Jademar Ltd.                   Liberia          July 2000         JADEMAR              CYPRUS         69,697
     Rubymar Ltd.                   Liberia          July 2000         RUBYMAR              CYPRUS         69,697
     Rosemar Ltd.                   Liberia          July 2000         ROSEMAR              CYPRUS         69,697
     Goldmar Limited                Liberia          April 2002        GOLDMAR              CYPRUS         69,700
     Silvermar Limited              Liberia          April 2002        SILVERMAR            PANAMA         69,700
     Aquamar Shipping Limited       Liberia          April 2002        AQUAMAR              CYPRUS         47,236
     Maremar Limited                Liberia          April 2002        MAREMAR              CYPRUS         47,225
     Reymar Limited                 Liberia          April 2002        HULL 5241                 -              -
     Reginamar Limited              Liberia          April 2002        HULL 5242                 -              -
     Reinemar Limited               Liberia          April 2002        HULL 5243                 -              -
                                                                                                        ---------
                                                                                                        1,298,870
                                                                                                        =========

                     STELMAR SHIPPING LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2002
    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS - EXCEPT PER SHARE DATA
                            UNLESS OTHERWISE STATED)

     (b) MARTANK SHIPPING HOLDINGS LTD. (THE "MARTANK"): Martank was formed in March 1993, under the laws of the British Virgin Islands and is the sole owner of the shares of the following ship-owning companies:

                            COUNTRY OF       DATE OF           VESSEL
        COMPANY           INCORPORATION   INCORPORATION         NAME         FLAG        DWT
     --------------       -------------   --------------    ------------   --------   ----------
     Ariel Shipping
     Corporation          Liberia         January 1993      FULMAR         CYPRUS         39,521
     Colmar Ltd.          Liberia         July 1993         COLMAR         CYPRUS         39,729
     Nedimar Ltd.         Liberia         October 1993      NEDIMAR        LIBERIA        46,821
     Kliomar Ltd.         Liberia         August 1997       KLIOMAR        CYPRUS         96,088
     Polmar Ltd.          Liberia         October 1997      POLYS          CYPRUS         68,623
     Cleliamar Ltd.       Liberia         October 1994      CLELIAMAR      CYPRUS         68,623
     Jacamar Ltd.         Liberia         January 1999      JACAMAR        PANAMA        104,024
                                                                                      ----------
                                                                                         463,429
                                                                                      ==========

     (c) STELMAR TANKERS (MANAGEMENT) LTD. (THE "MANAGER"): The Manager was formed in September 1992 under the laws of Liberia as Blue Weave Tankers and was renamed to Stelmar Tankers (Management) Ltd. in February 1993. It has an office in Greece, established under the provisions of Law 89 of 1967, as amended and as such is not subject to any income taxes in Greece. The Manager provides the vessels with a wide range of shipping services such as technical support and maintenance, insurance consulting, financial and accounting services, for a fixed monthly fee per vessel, which has been eliminated for consolidation purposes.

     (d) STELMAR TANKERS (UK) LTD.: Stelmar Tankers (UK) Ltd. was formed in June 1992, under the laws of the United Kingdom to provide the Company with sale, purchase and chartering services, in exchange for a commission which is charged in accordance with accepted industry standards. Such commission has been eliminated for consolidation purposes.

     (e) MARSHIP TANKERS (HOLDINGS) LTD. (THE "MARSHIP"): Marship was formed in August 1993, under the laws of the British Virgin Islands and was the sole owner of the shares of Primar Shipping Ltd. and Palmar Maritime Ltd. Following the transfer of the ownership of the aforementioned companies to the Holding Company the company has become dormant.

     The Company is engaged in the ocean transportation of petroleum cargoes world wide through the ownership and operation of the tanker vessels mentioned above.

                     STELMAR SHIPPING LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2002
    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS - EXCEPT PER SHARE DATA
                            UNLESS OTHERWISE STATED)

     Gross revenues for 2000, 2001 and 2002 included revenues deriving from charter agreements with significant charterers, as follows (in percentages of total gross revenues):

     CHARTERER     2000    2001    2002
     ---------    -----   -----   -----
         A            -      19%      -
         B           13%     15%     22%
         C           20%     13%      -
         D           13%      -       -

         E           11%      -       -

2.   SIGNIFICANT ACCOUNTING POLICIES:

     (a) PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include in each of the three years in the period ended December 31, 2002, the accounts of the Holding Company and its wholly-owned subsidiaries referred to in Note 1 above.

     (b) USE OF ESTIMATES: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (c) FOREIGN CURRENCY TRANSLATION: The functional currency of the Company is the U.S. Dollar because the Company's vessels operate in international shipping markets, which utilize the U.S. Dollar as the functional currency. The Company's books and records are maintained in U.S. Dollars. Transactions involving other currencies during the year are converted into U.S. Dollars using the exchange rates in effect at the time of the transactions. At the balance sheet dates, monetary assets and liabilities, which are denominated in other currencies, are translated to reflect the current exchange rates. Resulting gains or losses are reflected separately in the accompanying consolidated statements of income. Year-end translation losses or gains were insignificant.

          The functional currency of the Company's wholly owned subsidiary Stelmar Tankers (UK) Ltd. is the British Sterling Pound. For consolidation purposes this subsidiary's financial statements are translated into US Dollars in accordance with SFAS 52 and the resulting translation adjustments are reflected separately under stockholders' equity in the accompanying consolidated financial statements.

     (d) CASH AND CASH EQUIVALENTS: The Company considers highly liquid investments such as time deposits and certificates of deposit with original maturities of three months or less to be cash equivalents.

                     STELMAR SHIPPING LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2002
    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS - EXCEPT PER SHARE DATA
                            UNLESS OTHERWISE STATED)

     (e) ACCOUNTS RECEIVABLE - TRADE: The amount shown as Accounts Receivable - Trade at each balance sheet date, includes estimated recoveries from charterers for hire, freight and demurrage billings.

     (f) INSURANCE CLAIMS: Insurance claims included in Accounts Receivable - Other at each balance sheet date, consist of claims submitted and/or claims being in the process of compilation or submission (claims pending). They are recorded on the accrual basis and represent the claimable expenses, net of deductibles, incurred through December 31 of each year, which are expected to be recovered from insurance companies. Any remaining costs to complete the claims are included in accrued liabilities. The classification of insurance claims (if any) into current and non-current assets is based on management's expectations as to their collection dates.

     (g) INVENTORIES: Inventories consist of bunkers and lubricants and are stated at the lower of cost or market. The cost is determined by the first in, first out method except for bunkers, which are priced at moving average cost.

     (h) VESSELS COST: Vessels are stated at cost, which consists of the contract price, any material expenses incurred upon acquisition (initial repairs, improvements and delivery expenses) and interest and supervision costs incurred during the construction period. Subsequent expenditures for conversions and major improvements are also capitalized when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels, otherwise are charged to expenses as incurred.

     (i) IMPAIRMENT OF LONG-LIVED ASSETS: The U.S. Financial Accounting Standards Board issued SFAS 144 "Accounting for the Impairment or Disposal of Long-lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long lived assets and supercedes SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business". The Company adopted SFAS 144 as of January 1, 2002, without any effect on the Company's financial position and results of operations. The standard requires that long-lived assets and certain identifiable intangibles held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss for an asset held for use should be recognized, when the estimate of undiscounted cash flows, excluding interest charges, expected to be generated by the use of the asset is less than its carrying amount. Measurement of the impairment loss is based on the fair value of the asset. The review of the carrying amount in connection with the estimated recoverable amount for each of the Company's vessels, as of December 31, 2002, indicated that no impairment loss should be recognized over the Company's vessels.

     (j) VESSELS DEPRECIATION: The cost of the Company's vessels is depreciated on a straight-line basis over the vessels' remaining economic useful lives, after considering the estimated residual value (US Dollars 210 per LWT ton). Management estimates the useful life of the Company's vessels to be 25 years. However, when regulations place limitations over the

                     STELMAR SHIPPING LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2002
    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS - EXCEPT PER SHARE DATA
                            UNLESS OTHERWISE STATED)

          ability of a vessel to trade on a worldwide basis then its useful life is re-evaluated in consideration of the date such regulations become effective.

     (k) PROPERTY AND EQUIPMENT AND RELATED DEPRECIATION: Property and equipment in the accompanying consolidated balance sheets are stated at cost. The cost and related accumulated depreciation of assets retired or sold are removed from the accounts at the time of sale or retirement, and any gain or loss is included in the accompanying consolidated statements of income. Depreciation is computed based on the straight-line method at rates equivalent to average estimated economic useful lives.

                                              USEFUL LIFE
                     DESCRIPTION                (YEARS)
           ------------------------------   ---------------
           Leasehold improvements                Nine
           Office furniture and equipment        Five
           Vehicles                              Nine
           Telecommunication equipment           Five
           Computer hardware and software        Five

          Depreciation expense for 2000, 2001 and 2002 amounted to $ 277, $ 214 and $ 83, respectively, and is included in depreciation in the accompanying consolidated statements of income.

     (l) ACCOUNTING FOR DRY DOCKING: Dry-docking costs are carried out approximately every two and a half or five years to coincide with the validity of the related certificates issued by the Classification Societies, unless a further extension is obtained in rare cases and under certain conditions. The Company defers and amortizes these costs over a period of two and a half or five years as applicable or to the next dry-docking date if such has been determined. Unamortized dry-docking costs of vessels sold are written off to income in the year of the vessels' sale. Dry-docking costs have several aspects including the replacement of worn components, the installation of items or features that are required by new maritime regulations, the installation of new equipment or features that might increase efficiency or safety. Such expenditures maintain the vessel and preserve its useful life.

     (m) ACCOUNTING FOR SPECIAL SURVEY: The vessels' special survey, which is required to be completed every four to five years, is performed on a continuous basis and related costs are expensed as incurred without material effect on the annual operating results. Such costs are included together with repairs and maintenance in vessel operating expenses in the accompanying consolidated statements of income.

     (n) LOAN FEES AND OTHER FINANCING COSTS: Fees incurred for obtaining new loans or refinancing existing ones are deferred and amortized over the loans' repayment periods. Fees relating to loans repaid or refinanced are expensed in the period the repayment or refinancing is made. Other financing costs are amortized over the period the benefit is expected to materialize.

                     STELMAR SHIPPING LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2002
    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS - EXCEPT PER SHARE DATA
                            UNLESS OTHERWISE STATED)

     (o) ACCOUNTING FOR P&I BACK CALLS: The vessels' Protection and Indemnity (P&I) Club insurance is subject to additional premiums referred to as back calls or supplemental calls. Provision has been made for such estimated future calls, which is included in accrued liabilities in the accompanying consolidated balance sheets.

     (p) PENSION AND RETIREMENT BENEFIT OBLIGATIONS - CREW: The ship-owning companies included in the consolidation, employ the crew on board, under short-term contracts (usually up to nine months) and accordingly, they are not liable for any pension or post retirement benefits.

     (q) PENSION INDEMNITIES - ADMINISTRATIVE PERSONNEL: The employees of the Company are covered by state-sponsored pension funds and are required to contribute a portion of their monthly salary to the fund, with the Company also contributing a portion. Upon retirement, the pension funds are responsible for paying the employees retirement benefits and accordingly there is no obligation for the Company for any post-retirement benefits. The Company's contributions to the pension funds for 2000, 2001 and 2002, have been recorded to expenses and amounted to $ 125, $ 165 and $ 283, respectively.

     (r) STAFF LEAVING INDEMNITIES - ADMINISTRATIVE PERSONNEL: The Company's employees are entitled to termination payments in the event of dismissal or retirement with the amount of payment varying in relation to the employee's compensation, length of service and manner of termination (dismissed or retired). Employees who resign or are dismissed with cause are not entitled to termination payments. The number of employees to be dismissed or retired within the coming years is not known; however, the Company's maximum liability, if all employees were dismissed at December 31, 2000, 2001 and 2002, would have been approximately $ 39, $ 67 and $361, respectively, for which no provision has been accounted for in the accompanying consolidated financial statements.

     (s) ACCOUNTING FOR REVENUE AND EXPENSES: Revenues are generated from freight billings and time charters. Time charter revenues are recorded over the term of the charter as service is provided. Under a voyage charter the revenues and associated voyage costs are recognized rateably over the duration of the voyage. The operating results of voyages in progress at a reporting date are estimated and recognized pro-rata on a per day basis. Probable losses on voyages are provided for in full at the time such losses can be estimated. Vessel operating expenses are accounted for on the accrual basis. Unearned revenue represents revenue applicable to periods after December 31 of each year.

     (t) REPAIRS AND MAINTENANCE: All repair and maintenance expenses including major overhauling and underwater inspection expenses are charged against income in the year incurred. Such costs, which are included in vessel operating expenses in the accompanying consolidated statements of income, amounted to $ 2,326, $ 2,855 and $ 6,600 for 2000, 2001 and
          2002 respectively.

     (u) EARNINGS PER SHARE: Basic earnings per share are computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised.

                     STELMAR SHIPPING LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2002
    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS - EXCEPT PER SHARE DATA
                            UNLESS OTHERWISE STATED)

     (v) SEGMENT REPORTING: The Company reports financial information and evaluates its operations by charter revenues and not by the length of ship employment for its customers, i.e., spot or time charters. The Company does not have discrete financial information to evaluate the operating results for each such type of charter. Although revenue can be identified for these types of charters, management cannot and does not identify expenses, profitability or other financial information for these charters. As a result, management, including the chief operating decision makers, reviews operating results solely by revenue per day and operating results of the fleet and thus the Company has determined that it operates under one reportable segment.

     (w) INTEREST RATE SWAP AGREEMENTS: The Company enters into interest rate swap agreements to partially hedge the exposure of interest rate fluctuations associated with its borrowings. Such swap agreements are recorded at fair market value following the provisions of SFAS 133.

          SFAS No. 133, as amended by (a) SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities - Deferral" as of the effective date of FASB Statement No. 133 and (b) SFAS 138, is effective for fiscal years beginning after June 15, 2000 and cannot be applied retroactively. With respect to the derivative instruments which were effective as of December 31, 2000, a transition adjustment of $561 resulting from adopting SFAS 133 was reported in other comprehensive income, as the effect of a change in accounting principle as required by APB Opinion No. 20, ACCOUNTING CHANGES. Seven interest rate swap agreements were open as of December 31, 2002 and have been accounted for under SFAS 133. Such financial instruments met hedge accounting criteria and accordingly their fair value has been included in "Other Comprehensive Income" in the accompanying December 31, 2002 consolidated balance sheet. The Company's management intention is to hold these swap agreements to maturity and accordingly the fair value reflected under "Accumulated Other Comprehensive Income
          (Loss)" is only for presentation purposes as it is not expected to be materialized.

          The off-balance sheet risk in outstanding swap agreements involves both the risk of a counter party not performing under the terms of the contract and the risk associated with changes in market value. The Company monitors its positions, the credit ratings of counterparties and the level of contracts it enters into with any one party. The counter parties to these contracts are major financial institutions. The Company has a policy of entering into contracts with parties that meet stringent qualifications and, given the high level of credit quality of its derivative counterparties, the Company does not believe it is necessary to obtain collateral arrangements.

     (x) STOCK-BASED COMPENSATION: In December 2002, the Financial Accounting Standards Board issued FASB Statement No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION - TRANSITION AND DISCLOSURE ("SFAS 148"). This statement amends FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123"), to provide alternative methods of transition to SFAS 123's fair value method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS 123 to require prominent disclosure in the summary of significant accounting policies of the effect of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual financial statements. SFAS 148's amendment of the transition and annual

                     STELMAR SHIPPING LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2002
    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS - EXCEPT PER SHARE DATA
                            UNLESS OTHERWISE STATED)

          disclosure requirements are effective for fiscal years ending after December 15, 2002. At December 31, 2002, the company has two stock-based employee compensation plans, which are described more fully in Note 10. The company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the company had applied the fair value recognition provisions of SFAS Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, to stock-based employee compensation.

                                                          YEAR ENDED       YEAR ENDED
                                                         DECEMBER 31      DECEMBER 31
                                                            2001             2002
                                                       --------------   ----------------
          Net income, as reported                              34,013             43,286

          Deduct: total stock-based employee
          compensation expense determined under fair
          value based method for all awards, net of
          related tax effects                                      96                  -
                                                       --------------   ----------------
          Pro forma net income                                 33,917             43,286
                                                       ==============   ================

          Earnings per share:
               Basic - as reported                               3.31               2.84
               Basic - pro forma                                 3.30               2.84

               Diluted - as reported                             3.29               2.83
               Diluted - pro forma                               3.28               2.83

          The effects of applying SFAS No. 123 are not indicative of future amounts. The fair value of options granted is estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

          Expected life of option (years)                        10
          Risk-free interest rate                                3.44%
          Expected volatility of the Company's stock             35%
          Expected dividend yield on Company's stock             N/A

     (y) Recent Statements of Financial Accounting Standards ("SFAS") issued by the Financial Accounting Standards Board ("FASB") are summarized as follows:

          SFAS 143, "Accounting for Asset Retirement Obligations", relates to financial accounting and reporting requirements associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The management of the Company does

                     STELMAR SHIPPING LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2002
    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS - EXCEPT PER SHARE DATA
                            UNLESS OTHERWISE STATED)

          not believe that the adoption of this statement will have a material effect on the Company's results of operations and financial position.

          FIN 45, In November 2002, the FASB issued FASB interpretation No. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS ("FIN 45"). FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under the guarantee. The disclosure provisions of FIN 45 are effective for financial statements of annual periods that end after December 15, 2002. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. Adoption of FIN 45 is not expected to have a material effect on the financial statements.

3.   TRANSACTIONS WITH RELATED PARTIES:

     (a) WORLD TANKERS (UK) LTD.: The Company, effective 1997, pays to World Tankers (UK) Ltd. (a company controlled by two of the Company's major stockholders and their family members), brokerage fees of 1.25% on the charter agreements concluded with a specific charterer. Such commissions for 2000, 2001 and 2002, amounted to $ 72, $ 64 and $ 24 respectively, and are included in commissions in the accompanying consolidated statements of income.

     (b) KEY SYSTEMS S.A.: Effective 1996, the Company signed a supply and support agreement with Key Systems S.A., (a Greek corporation, which was controlled by one of the Company's major stockholders up to September 2001), to receive computer and software support for both its inland-based operation and on board its vessels. The fees paid to Key Systems S.A. in this respect are included in general and administrative expenses in the accompanying consolidated statements of income and amounted to $ 51 and $ 25 for 2000 and 2001, respectively.

     (c) BOARD OF DIRECTORS FEES: During 2001 and 2002, the Company paid Board of Directors' fees of $93 and $ 177, respectively. Such fees are included in general and administrative expenses in the accompanying 2001 and 2002 consolidated statements of income.

4.   ADVANCES FOR VESSELS UNDER CONSTRUCTION:

          In July 2000, the Company entered into an agreement with Daewoo Shipbuilding of Korea (ex Daewoo Heavy Industries) for the construction of four Panamax tankers which were delivered in 2002. The total construction cost of the new-buildings amounted to $ 129,813, which was partially financed from the proceeds of long-term bank loans of $ 22,500 (Note 8o) $ 45,000 (Note 8n) and $ 22,533 (Note 8p).

          In July 2001, the Company entered into an agreement with a third party for the acquisition of a vessel under construction for $ 30,750. The vessel, a 35,000 DWT product, oil and chemical tanker, was constructed by Daedong Shipbuilding Co. Ltd. and was delivered in February 2002. The cost of the newbuilding was financed from the proceeds of a long-term bank loan of $ 20,200 (Note 8q).

                     STELMAR SHIPPING LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2002
    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS - EXCEPT PER SHARE DATA
                            UNLESS OTHERWISE STATED)

          In April 2002, the Company entered into an agreement with Daewoo Shipbuilding of Korea (ex Daewoo Heavy Industries) for the construction of five Panamax tankers, with expected deliveries in November 2003 through July 2004. The construction cost of the new buildings will amount to $153,750 of which $100,000 will be financed from the proceeds of a long term bank loan. Subject to the supply of additional spares, the construction cost may increase by $5,000. The shipbuilding contract provides for stage payments of 10% in advance, 10% on steel cutting, 10% on keel laying, 10% on launching and 60% on delivery.

          The $100,000 loan mentioned above will be drawn-down in a number of tranches so as to coincide with the scheduled delivery payments and will mature on the date falling 93 months after the delivery of the last hull. The loan will be repayable in fifteen equal semi-annual installments of $3,225 each plus a balloon payment of $51,625 payable together with the last installment. The loan will bear interest at LIBOR plus a spread and will be secured as follows:

          -   First priority mortgage over the vessels

          -   Assignments of earnings and insurance of the mortgaged vessels

          -   Pledge of shares of the borrowers

          -   Corporate guarantees.

          The amounts shown in the accompanying consolidated balance sheets at December 31 include payments to the shipyard and other capitalized costs, in accordance with the accounting policy discussed in Note 2h, as analyzed below:


                                                       2001       2002
                                                     --------   --------
          Advance payments on signing of contracts     28,827     14,875
          Additional pre-delivery payments             16,096          -
          Capitalized interest                            920          -
          Other                                           712        213
                                                     --------   --------
                                             TOTAL     46,555     15,088

                                                     ========   ========

                     STELMAR SHIPPING LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2002
    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS - EXCEPT PER SHARE DATA
                            UNLESS OTHERWISE STATED)

5.   VESSELS:

     The amounts in the accompanying consolidated financial statements are analyzed as follows:

                                                    VESSEL       ACCUMULATED      NET BOOK
                                                     COST        DEPRECIATION      VALUE
                                                  ----------    -------------    ----------
      DECEMBER 31, 1999                              338,719          (46,588)      292,131
     -  Additions                                          -                -             -
     -  Disposals                                    (17,413)           5,142       (12,271)
     -  Depreciation for the year                          -          (15,164)      (15,164)

                                                   ---------     -------------    ----------
      DECEMBER 31, 2000                              321,306          (56,610)      264,696
     -  Additions (vessels' contract price)          246,788                -       246,788
     -  Additions (additional capitalized costs)       1,884                -         1,884
     -  Depreciation for the year                          -          (21,541)      (21,541)
                                                  ----------    -------------    ----------
      DECEMBER 31, 2001                              569,978          (78,151)      491,827
     -  Additions (vessels' contract price)          282,610                -       282,610
     -  Additions (additional capitalized costs)       6,288                -         6,288
     -  Depreciation for the year                          -          (34,561)      (34,561)
                                                   ---------    -------------    ----------
     DECEMBER 31, 2002                               858,876         (112,712)      746,164
                                                   =========    =============    ==========

     Cost of vessels at December 31, 2000, 2001 and 2002 includes $6,334, $8,218 and $14,506, respectively, of amounts capitalized in accordance with the accounting policy discussed in Note 2h above. Such capitalized amounts include interest costs of $2,091 relating to years prior to 1997 and $886 and $233 in 2001 and 2002, respectively.

                     STELMAR SHIPPING LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2002
    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS - EXCEPT PER SHARE DATA
                            UNLESS OTHERWISE STATED)

     During 2002, the vessels operated, mainly, under time charters. At December 31, 2002, with the exception of vessels PROMAR, COLMAR, CITY UNIVERSITY and CAPEMAR, which were operating in the spot market, all other vessels were operating as follows:

     VESSEL NAME          EXPIRATION DATE

     SILVERMAR            June 2007
     GOLDMAR              May 2007
     ALMAR                December 2006
     JACAMAR              February 2006
     TAKAMAR              September 2005
     NEDIMAR              April 2005
     MAREMAR              March 2005
     KEYMAR               October 2004
     AQUAMAR              August 2004
     ROSEMAR              May 2004
     RUBYMAR              April 2004
     JADEMAR              March 2004
     PETROMAR             January 2004
     FULMAR               January 2004
     PEARLMAR             January 2004
     POLYS                December 2003
     CLELIAMAR            December 2003
     ERMAR                December 2003
     ALLENMAR             November 2003
     CAMAR                November 2003
     LIMAR                October 2003
     AMBERMAR             August 2003
     LUXMAR               July 2003
     PRIMAR               June 2003
     JAMAR                April 2003
     RIMAR                February 2003
     KLIOMAR              January 2003

                     STELMAR SHIPPING LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2002
    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS - EXCEPT PER SHARE DATA
                            UNLESS OTHERWISE STATED)

6.   DEFERRED CHARGES:

     The unamortized balance shown in the accompanying consolidated balance sheets is analyzed as follows:

                                                                  LOAN FEES
                                                                     AND
                                               DRY-DOCKING      FINANCING COSTS       TOTAL
                                              -------------    -----------------    ---------

      DECEMBER 31, 1999                               1,266                  671        1,937
     -  Additions                                       726                  289        1,015
     -  Write-off  due  to  sale  of the
        LOUCAS                                            -                  (53)         (53)
     -  Amortization                                   (847)                (355)      (1,202)
                                              -------------    -----------------    ---------

      DECEMBER 31, 2000                               1,145                  552        1,697
     -  Additions                                     4,766                1,456        6,222
     -  Amortization                                   (960)                (139)      (1,099)
                                              -------------    -----------------    ---------

      DECEMBER 31, 2001                               4,951                1,869        6,820
     -  Additions                                     8,122                  766        8,888
     -  Amortization                                 (3,211)                (292)      (3,503)
                                              -------------    -----------------    ---------
     DECEMBER 31, 2002                                9,862                2,343       12,205
                                              =============    =================    =========

     Amortization for dry-docking and other financing costs is separately reflected in the accompanying consolidated statements of income, while amortization of loan fees is included in interest and finance costs, net in the accompanying consolidated statements of income.

7.   ACCRUED LIABILITIES:

          The amounts in the accompanying consolidated balance sheets are analyzed as follows:

                                                 2001       2002
                                               -------    -------
     P&I back calls                                177          -
     Vessels' operating and voyage expenses      1,173      2,371
     General and administrative expenses           668        945
                                               -------    -------
                TOTAL                            2,018      3,316
                                               =======    =======

     For year 2002 no P&I back calls are anticipated following the clubs' change of billing policy.

                     STELMAR SHIPPING LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2002
    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS - EXCEPT PER SHARE DATA
                            UNLESS OTHERWISE STATED)

8.   LONG-TERM DEBT:

          The amounts in the accompanying consolidated balance sheets are analyzed as follows:

                               BORROWER (S)                              2001       2002
                               ------------                           ---------   ---------
     (a)  Ariel Shipping Corporation                                      8,400       7,200
     (b)  Colmar Ltd.                                                     6,400       5,200
     (c)  Primar Shipping Ltd. and Palmar Maritime Ltd.                  20,776      17,996
     (d)  Nedimar Ltd.                                                   17,000      15,800
     (e)  Kliomar Ltd.                                                   19,950      17,438
     (f)  Polmar Ltd.                                                    20,475      18,625
     (g)  Cleliamar Ltd.                                                 20,475      18,625
     (h)  Keymar Ltd.                                                    16,153      14,722
     (i)  Takamar Ltd.                                                   25,578      23,641
     (j)  Jacamar Ltd.                                                   27,875      25,875
     (k)  Luxmar  Ltd.,  Limar Ltd.,  Camar Ltd.,  Jamar Ltd.
          and Ermar Ltd.                                                 68,438      59,313
     (l)  Rimar Ltd.,  Almar Ltd.,  Allenmar  Ltd.,  Capemar
          Ltd.and Promar Ltd.                                            69,875      61,375
     (m)  Petromar Ltd.                                                  19,440      18,320
     (n)  Pearlmar Ltd. and Jademar Ltd.                                 18,000      43,450
     (o)  Rubymar Ltd.                                                    6,750      21,750
     (p)  Rosemar Ltd.                                                    1,609      21,906
     (q)  Ambermar Ltd.                                                       0      19,500
     (r)  Goldmar  Limited                                                    0      22,786
     (s)  Silvermar Limited                                                   0      22,787
     (t)  Aquamar Shipping Limited                                            0      16,500
     (u)  Maremar Limited                                                     0      15,800
                                                                      ---------   ---------
          TOTAL                                                         367,194     488,609
          LESS- CURRENT PORTION                                         (40,332)    (74,758)
                                                                      ---------   ---------
          LONG-TERM PORTION                                             326,862     413,851
                                                                      =========   =========

     (a) LOAN: Balance of U.S. Dollar bank loan (original amount $ 16,000) obtained in June 1995 to refinance a previous loan with the same bank. The balance at December 31, 2002 represents a balloon payment of $ 7,200 payable in June 2003. The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2001 and 2002 were 2.75% and 2.19%, respectively.

     (b) LOAN: Balance of U.S. Dollar bank loan (original amount $ 14,000) obtained in June 1995 to refinance a previous loan with the same bank. The balance at December 31, 2002 represents a balloon payment of $ 5,200 payable in June 2003. The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2001 and 2002 were 2.75% and 2.19%, respectively.

                     STELMAR SHIPPING LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2002
    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS - EXCEPT PER SHARE DATA
                            UNLESS OTHERWISE STATED)

     (c) LOAN: Balance of U.S. Dollar bank loan (original amount $ 31,500) obtained in September 1995 to refinance a previous loan with the same bank. Following the assumption of the unpaid balance of $ 3,080 of the loan of the LOUCAS following its sale, subsequent to December 31, 2000, the loan was refinanced and the balance at December 31, 2002 is repayable in eleven equal quarterly installments through September 2005 and a balloon payment of $ 10,351 payable together with the last installment. The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2001 and 2002 were 3.00% and 3.16%, respectively.

     (d) LOAN: Balance of U.S. Dollar bank loan (original amount $ 24,000) obtained in December 1995 to refinance a previous loan with the same bank. The balance at December 31, 2002 is repayable in one installment in June 2003 and a balloon payment of $ 15,200 payable in December 2003. The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2001 and 2002 were 2.75% and 2.19%, respectively.

     (e) LOAN: Balance of U.S. Dollar bank loan (original amount $ 30,000) obtained in October 1997 to partially finance the acquisition cost of the KLIOMAR. The balance at December 31, 2002 is repayable in six equal semi-annual installments through October 2005 and a balloon payment of $ 9,900 payable together with the last installment. The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2001 and 2002 were 2.73% and 2.41%, respectively.

     (f) LOAN: Balance of U.S. Dollar bank loan (original amount $ 25,500) obtained in December 1997 to partially finance the acquisition cost of the POLYS. The balance at December 31, 2002 is repayable in eleven equal semi-annual installments through January 2008 and a balloon payment of $ 8,450 payable together with the last installment. The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2001 and 2002 were 4.79% and 2.6%, respectively.

     (g) LOAN: Balance of U.S. Dollar bank loan (original amount $ 25,500) obtained in January 1998 to partially finance the acquisition cost of the CLELIAMAR. The balance at December 31, 2002 is repayable in eleven equal semi-annual installments through January 2008 and a balloon payment of $ 8,450 payable together with the last installment. The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2001 and 2002 were 4.79% and 2.6%, respectively.

     (h) LOAN: Balance of U.S. Dollar bank loan (original amount $ 20,800) obtained in September 1998 to partially finance the acquisition cost of the KEYMAR. The balance at December 31, 2002 is repayable in twenty-three equal quarterly installments through September 2008 and a balloon payment of $ 6,500 payable together with the last installment. The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2001 and 2002 were 3.27% and 2.89%, respectively.

     (i) LOAN: Balance of U.S. Dollar bank loan (original amount $ 31,875) obtained in September 1998 to partially finance the acquisition cost of the TAKAMAR. The balance at December 31, 2002 is repayable in twenty-three equal quarterly installments through September 2008 and a balloon payment of $ 12,500 payable together with the last installment. The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2001 and 2002 were 3.15% and 2.89%, respectively.

     (j) LOAN: Balance of U.S. Dollar bank loan (original amount $ 31,875) obtained in February 1999 to partially finance the acquisition cost of the JACAMAR. The balance at December 31, 2002 is repayable in seventeen equal semi-annual installments through February 2011 and a balloon payment of $ 8,875 payable together with the last installment. The interest rate is based upon LIBOR plus a spread. The interest rates, including the spread, at December 31, 2001 and 2002 were 5.9% and 2.04%, respectively.

     (k) LOAN: Balance of U.S. Dollar bank loan (original amount $ 73,000) obtained in April 2001 to partially finance the acquisition cost of the LUXMAR, LIMAR, CAMAR, JAMAR AND ERMAR. The balance at December 31, 2002 is repayable in thirteen equal semi-annual installments through June 2009. The interest rate is based upon LIBOR plus a spread. The interest rate, including the spread, at December 31, 2001 and 2002 were 3.06% and 2.56%, respectively.

     (l) LOAN: Balance of U.S. Dollar bank loan (original amount $ 72,000) obtained in May 2001 to partially finance the acquisition cost of the RIMAR, ALMAR, ALLENMAR, CAPEMAR AND PROMAR. The balance at December 31, 2002 is repayable in eleven equal quarterly installments of $ 2,125 each, twelve equal quarterly installments of $ 1,250 each through September 2008 and a balloon payment of $ 23,000 payable together with the last installment. The interest rate is based upon LIBOR plus a spread. The interest rate, including the spread, at December 31, 2001 and 2002 were 3.21% and 2.79%, respectively.

     (m) LOAN: Balance of U.S. Dollar bank loan (original amount $ 20,000) obtained in June 2001 to partially finance the acquisition cost of the PETROMAR. The balance at December 31, 2002 is repayable in seventeen equal semi-annual installments through June 2011 and a balloon payment of $ 8,800 payable together with the last installment. The interest rate is based upon LIBOR plus a spread. The interest rate, including the spread, at December 31, 2001 and 2002 were 5.49% and 2.71%, respectively.

     (n) LOAN: Balance of a U.S. Dollar bank loan (original amount $ 45,000) obtained in January 2002 to partially finance the construction cost of the PEARLMAR and JADEMAR. The balance at December 31, 2002 is repayable in nineteen equal semi-annual installments through March 2012 and a balloon payment of $ 14,000 payable together with the last installment. The interest rate, including the spread, at December 31, 2001 and 2002 were 3.13% and 3.04%, respectively.

     (o) LOAN: Balance of a U.S. Dollar bank loan (original amount $ 22,500) obtained in April 2002 to partially finance the construction cost of RUBYMAR. The balance at December 31, 2002 is repayable in thirty-eight quarterly equal installments through April 2012 and a balloon payment of $ 7,500 payable together with the last installment. The interest rate, including the spread, at December 31, 2001 and 2002 were 6.2% and 3.22%.

     (p) LOAN: Balance of a U.S. Dollar bank loan (original amount $ 22,533) obtained in May 2002 to partially finance the construction cost of ROSEMAR The balance at December 31, 2002 is repayable in nineteen equal semi-annual installments through May 2012 and a balloon payment of $10,000 payable together with the last installment. The interest rate, including the spread, at December 31, 2001 and 2002 were 6.15% and 3.38%, respectively.

     (q) LOAN: Balance of a US Dollar bank loan (original amount $ 20,200) obtained in February 2002 to partially finance the acquisition of AMBERMAR. The balance at December 31, 2002 is repayable in fifteen equal semi annual installments through February 2010 and a balloon payment of $9,000 payable together with the last installment. The interest rate, including the spread, at December 31, 2002 was 2.88%.

     (r) LOAN: Balance of a US Dollar bank loan (original amount of $ 23,636) obtained in May 2002 to partially finance the acquisition of GOLDMAR. The balance at December 31, 2002 is repayable in eighteen equal quarterly installments of $425 each, nineteen equal quarterly installments of $325 each through March 2012 and a balloon payment of $8,961 payable together with the last installment. The interest rate, including the spread, at December 31, 2002 was 3.1%.

     (s) LOAN: Balance of a US Dollar bank loan (original amount of $ 23,637) obtained in June 2002 to partially finance the acquisition of SILVERMAR. The balance at December 31, 2002 is repayable in eighteen equal quarterly installments of $425 each, nineteen equal quarterly installments of $325 each through March 2012 and a balloon payment of $8,962 payable together with the last installment. The interest rate, including the spread, at December 31, 2002 was 3.1%.

     (t) LOAN: Balance of a US Dollar bank loan (original amount of $ 16,500) obtained in July 2002 to partially finance the acquisition of AQUAMAR. The balance at December 31, 2002 is repayable in sixteen equal semi annual installments through July 2010 and a balloon payment of $5,300 payable together with the last installment. The interest rate, including the spread, at December 31, 2002 was 2.87%.

     (u) LOAN: Balance of a US Dollar bank loan (original amount of $ 16,500) obtained in June 2002 to partially finance the acquisition of MAREMAR. The balance at December 31, 2002 is repayable in fifteen equal semi annual installments through June 2010 and a balloon payment of $5,300 payable together with the last installment. The interest rate, including the spread, at December 31, 2002 was 3.1%.

     The balances of loans (a) (b) and (d) above are included in the short term portion as they are due in 2003. Management's intention is to refinance these loans for five years within the first half of 2003.

     The range of the interest rates of the above loans during the years ended December 31, 2000, 2001 and 2002 was as follows:

      2000    6.92% - 7.33%
      2001    2.72% - 7.75%
      2002    2.04% - 6.47%

                     STELMAR SHIPPING LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2002
    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS - EXCEPT PER SHARE DATA
                            UNLESS OTHERWISE STATED)

     Bank loan interest expense for the years ended December 31, 2000, 2001 and 2002 amounted to $ 16,273, $ 16,732 and $ 18,160 respectively, and is included in interest and finance costs in the accompanying consolidated statements of income.

     The loans are secured as follows:

     -    First, second, third and fourth priority mortgages over the COLMAR;

     -    First, second and third priority mortgages over the KLIOMAR;

     - First and second priority mortgages over the POLYS, CLELIAMAR, PRIMAR and CITY UNIVERSITY;

     - First priority mortgage over the FULMAR, NEDIMAR, KEYMAR, TAKAMAR, JACAMAR, LUXMAR, LIMAR, CAMAR, JAMAR, ERMAR, RIMAR, ALMAR, ALLENMAR, CAPEMAR, PROMAR PETROMAR.AMBERMAR,PEARLMAR, JADEMAR, RUBYMAR, ROSEMAR, GOLDMAR, SILVERMAR, AQUAMAR AND MAREMAR;

     -    Assignments of earnings and insurances of the mortgaged vessels;

     -    Pledge of shares of the borrowers; and

     -    Corporate guarantees.

     The loan agreements among others include covenants requiring the borrowers to obtain the lenders' prior consent in order to incur or issue any financial indebtedness, additional borrowings, pay dividends (as defined in the related agreements), pay stockholders' loans, sell vessels and assets and change the beneficial ownership or management of the vessels. Also, the covenants require the borrowers to maintain a minimum hull value in connection with the vessels' outstanding loans, minimum ratios of total debt against equity, insurance coverage of the vessels against all customary risks and maintenance of operating bank accounts with minimum balances. In relation with the covenants of certain loans, dividends cannot be distributed without the prior consent of the lending banks.

     The annual principal payments required to be made subsequent to December 31, 2002 are as follows:

       YEAR                     AMOUNT
       ----                     -------
       2003                      74,758
       2004                      46,558
       2005                      65,239
       2006                      37,766
       2007                      37,366
       2008 and thereafter      226,922
                                -------
                                488,609
                                =======

9.   CONTINGENCIES:

     Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise

                     STELMAR SHIPPING LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2002
    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS - EXCEPT PER SHARE DATA
                            UNLESS OTHERWISE STATED)

     from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company's vessels. Currently, management is not aware of any such contingent liabilities, which should be disclosed or for which a provision should be established in the accompanying consolidated financial statements.

     The Company accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed or for which a provision should be established in the accompanying consolidated financial statements. Up to $ 1 billion of the liabilities associated with the individual vessels actions, mainly for sea pollution, is covered by the Protection and indemnity (P&I) Club insurance. Other liabilities are insured up to the prevailing reinsurance limit of $
     4.25 billion.

10.  STOCK OPTION PLAN:

     As of March 31, 2001, 323,500 shares of common stock had been reserved for issuance upon exercise of the options granted to the Company's officers, key employees and directors under the 2001 Stock Option Plan (the "Plan") of the Company. The exercise price of each option equals $ 12.30. Under the terms of the Plan, no options can be exercised until December 31, 2002. The plan expires 10 years from March 6, 2001. In addition to the Plan, on October 11, 2001, an aggregate of 8,000 additional options were granted to certain members of the Board of Directors. These options have an exercise price of $13.52 and are subject to the terms and conditions as set forth in the Plan. As at December 31, 2002, 3,000 options had been cancelled.

     The Company accounts for the Plan under APB opinion No. 25 according to which, no compensation expense was recognized during 2001 and 2002 as the exercise price was equal to the grant date fair value of these options.

                     STELMAR SHIPPING LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2002
    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS - EXCEPT PER SHARE DATA
                            UNLESS OTHERWISE STATED)

     Presented below is a table reflecting the activity in the Plan from March 31, 2001 through December 31, 2002.

                                                       Weighted                       Weighted
                                                       Average         Options        Average
                                         Options    Exercise Price   Exercisable   Exercise Price
                                         --------   --------------   -----------   --------------
     OPTIONS GRANTED, MARCH 31, 2001      323,500            12.30        -             -

      --   Exercised                            -                -        -             -
      --   Vested                               -                -        -             -
      --   Cancelled                        3,000                -        -             -
     OPTIONS GRANTED, OCTOBER 11, 2001      8,000            13.52
      --   Exercised                            -                -        -             -
      --   Vested                               -                -        -             -
      --   Cancelled                            -                -        -             -
     DECEMBER 31, 2002                    328,500            12.34        -             -

11.  EARNINGS PER COMMON SHARE

     The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the year. The computation of diluted earnings per share assumes the foregoing and the exercise of all dilative stock options using the treasury stock method.

     The components of the denominator for the calculation of basic earnings per share and diluted earnings per share is as follows:

                                           2000          2001          2002
                                        ----------    ----------    ----------
     Basic earnings per share:
     Weighted average common
         shares outstanding ....         3,824,750    10,290,028    15,262,194
     Diluted earnings per share:
     Weighted average common
         shares outstanding ....         3,824,750    10,290,028    15,262,194
     Options ...................                 -        63,782       331,233
     Weighted average common
         shares - diluted                3,824,750    10,353,810    15,314,250
     Basic earnings per common
         share: ................       $      2.94  $       3.31  $       2.84
     Diluted earnings per common
         share: ................       $      2.94  $       3.29  $       2.83

                     STELMAR SHIPPING LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2002
    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS - EXCEPT PER SHARE DATA
                            UNLESS OTHERWISE STATED)

12.  INTEREST AND FINANCE COSTS, NET:

     The amounts in the accompanying consolidated statements of income are analyzed as follows:

                                            2000         2001         2002
                                        ----------   ----------   ----------
       Interest on long-term debt           16,273       16,732       18,160
       Mortgagee interest                       83          130          237
       Bank charges                             42           88          137
       Amortization of loan fees                86          139          292
                                        ----------   ----------   ----------
                TOTAL                       16,484       17,089       18,826
                                        ==========   ==========   ==========

13.  INTEREST RATE AGREEMENTS:

     On October 10, 1999, the Company concluded an interest rate cap agreement for a period of six years (through October 10, 2005) for an amount of $15,000. Under this agreement, the Company is covered for an interest rate up to LIBOR of 7%. Since LIBOR has not exceeded 7% for years 2000, 2001 and 2002, there was no charge for the Company with respect to this interest rate cap agreement.

     On October 26, November 30, and December 20, 2000 the Company concluded three interest rate swap agreements (the first two with effective date December 11, 2000 and the third with effective date March 12, 2001) for a period of five years (through September 12, 2005) for an amount of $14,000, $10,000 and $31,500, respectively. Under these agreements, the Company has fixed the interest rate at 6.50%, 6.45% and 5.88%, respectively.

     On November 28, 2001, the Company concluded two interest rate swap agreements with effective dates December 17, 2001 and December 18, 2001 respectively. The first is for a period of three years for an amount of $16,781 and the second for a period of five years for an amount of $18,168. Under these agreements the Company has fixed the interest rate at 4.25% and 4.765%, respectively.

     On July 10, 2002, the Company concluded two interest swap agreement with effective dates September 13, 2002 each. Both are for a period of five years and for an amount of $23,575 each. Under the agreement the Company has fixed the interest rate at 4.20% and 4.38% respectively.

14.  INCOME TAXES:

     Liberia, Greece, Panama and Cyprus do not impose a tax on international shipping income. Under the laws of Liberia, Greece, Panama and Cyprus the countries of the companies' incorporation and vessels' registration, the companies are subject to registration and tonnage taxes which have been included in vessel operating expenses in the accompanying consolidated statements of income ( $ 80, $ 93 and $ 179 in 2000, 2001 and 2002, respectively).

     Stelmar Tankers (UK) Ltd. is subject to income tax in accordance with the tax laws of the United Kingdom. No provision for income taxes was required for the years up to 1997 as the company utilized carry-forward tax losses. The accompanying consolidated statements of income include

                     STELMAR SHIPPING LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2002
    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS - EXCEPT PER SHARE DATA
                            UNLESS OTHERWISE STATED)

     provision for income taxes of $ 15, $ 79 and $ 6 in, 2000, 2001 and 2002, respectively, which is included in general and administrative expenses.

     Pursuant to the Internal Revenue Code of the United States (the "Code"), U.S. source income from the international operations of ships is generally exempt from U.S. tax if the company operating the ships meets certain requirements. Among other things, in order to qualify for this exemption, the company operating the ships must be incorporated in a country which grants an equivalent exemption from income taxes to U.S. corporations. All the company's ship-operating subsidiaries satisfy these initial criteria. In addition, these companies must be more than 50% owned by individuals who are residents, as defined, in the countries of incorporation or another foreign country that grants an equivalent exemption to U.S. corporations. Subject to proposed regulations becoming finalized in their current form, the management of the Company believes that by virtue of a special rule applicable to situations where the ship operating companies are beneficially owned by a publicly - traded company like the Company, the second criterion can also be satisfied based on the trading volume and ownership of the Company's shares, but no assurance can be given that this will remain so in the future.

15.  FINANCIAL INSTRUMENTS:

     The principal financial assets of the Company consist of cash on hand and at banks and accounts receivable due from charterers. The principal financial liabilities of the Company consist of long-term bank loans, derivatives and accounts payable due to suppliers.

     (a) INTEREST RATE RISK: The Company's interest rates and long-term loans repayment terms are described in Note 8.

     (b) CONCENTRATION OF CREDIT RISK: Financial instruments, which potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable. The Company places its temporary cash investments consisting mostly of deposits with high credit qualified financial institutions. Credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising the Company's charterer base and their dispersion across many geographic areas.

     (c) FAIR VALUE: The carrying amounts reflected in the accompanying consolidated balance sheets of financial assets and liabilities approximate their respective fair values due to the short maturities of these instruments. The fair values of long-term bank loans approximate the recorded values, generally due to their variable interest rates. The fair value of the swap agreements discussed in
          Note 13 equates to the amount that would be paid by the Company to cancel the swap. Accordingly the fair market value of the swap agreements mentioned above, at December 31, 2002, was $7,950 and has been included in "Comprehensive Income" in the accompanying December 31, 2002 consolidated balance sheet.

                     STELMAR SHIPPING LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2002
    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS - EXCEPT PER SHARE DATA
                            UNLESS OTHERWISE STATED)

16.  SUBSEQUENT EVENTS:

     (a) In February 2003 the Company concluded an agreement for the purchase of six Handymax tankers being under construction with expected delivery dates between December 2003 and September 2004. The expected cost including specifications, supervision and pre-delivery financing costs will amount to approximately $173.2 million and will be paid through bank financing and from the Company's own funds. Furthermore, $6.4 million of the total price will be paid in Company's stock.

     (b) In February 2003 the following companies, directly owned by the holding company, were established:

                 COMPANY            COUNTRY OF INCORPORATION      HULL NUMBER
           --------------------     ------------------------      -----------
           Cabo Hellas Limited                Liberia              Hull 5239
           Cabo Sounion Limited               Liberia              Hull 5240

     (c) On February 1, 2003, M/T Keymar was grounded by strong winds and was subsequently refloated. She is currently undergoing major repairs, the cost of which is covered by her insurers.

                              STELMAR SHIPPING LTD.
                  SCHEDULE I - CONDENSED FINANCIAL INFORMATION
                                 BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2002
                    (EXPRESSED IN THOUSANDS OF U.S. DOLLARS)

ASSETS                                                                               2001         2002
------                                                                             ---------    ---------
CURRENT ASSETS:
 Cash and cash equivalents                                                         $     970    $   1,250
                                                                                   ---------    ---------
 Due from subsidiaries                                                                     -        3,873
 Prepayments and other
                                                                                           -           85
                                                                                   ---------    ---------
    TOTAL CURRENT ASSETS                                                                 970        5,208
                                                                                   ---------    ---------

INVESTMENTS                                                                          208,625      315,610
                                                                                   ---------    ---------
    TOTAL ASSETS                                                                   $ 209,595    $ 320,818
                                                                                   =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

 Accounts payable-
  Trade                                                                                  147          125
 Accrued liabilities                                                                       -          595
 Financial instruments fair value                                                          -        7,950
                                                                                   ---------    ---------
    TOTAL CURRENT LIABILITIES                                                            147        8,670
                                                                                   ---------    ---------

STOCKHOLDERS' EQUITY:
 Preferred stock, $ 0.01 par value; 20,000,000 shares authorized, none issued.             -            -

 Common stock, $ 0.02 par value; 25,000,000 shares authorized; 11,874,750 and
 16,819,750 issued and outstanding at December 31, 2001 and 2002, respectively.          237          336
 Additional paid-in capital, net                                                     149,970      215,635
 Accumulated other comprehensive income / (loss)                                      (2,594)      (7,940)
 Retained earnings                                                                    61,835      104,117
                                                                                   ---------    ---------
    TOTAL STOCKHOLDERS' EQUITY                                                       209,448      312,148
                                                                                   ---------    ---------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $ 209,595    $ 320,818
                                                                                   =========    =========

                              STELMAR SHIPPING LTD.
                  SCHEDULE I - CONDENSED FINANCIAL INFORMATION
                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002
        (EXPRESSED IN THOUSANDS OF U.S. DOLLARS - EXCEPT PER SHARE DATA)

                                                   2000           2001          2002
                                                -----------    -----------   -----------
REVENUES:
REVENUE FROM INVESTMENTS                        $    11,408    $    33,636   $    44,997
GENERAL AND ADMINISTRATIVE EXPENSES                      98            465         1,810
                                                -----------    -----------   -----------
    OPERATING INCOME                                 11,310         33,171        43,187
                                                -----------    -----------   -----------
OTHER INCOME (EXPENSES):
    Interest and finance costs, net                     (75)           842            99
                                                -----------    -----------   -----------
    TOTAL OTHER INCOME (EXPENSES), NET                  (75)           842            99
                                                -----------    -----------   -----------
NET INCOME                                      $    11,235    $    34,013   $    43,286
                                                ===========    ===========   ===========
EARNINGS PER SHARE, BASIC                       $      2.94    $      3.31   $      2.84
                                                ===========    ===========   ===========
WEIGHTED AVERAGE NUMBER OF SHARES, BASIC          3,824,750     10,290,028    15,262,194
                                                ===========    ===========   ===========
EARNINGS PER SHARE, DILUTED                     $      2.94    $      3.29   $      2.83
                                                ===========    ===========   ===========
WEIGHTED AVERAGE NUMBER OF SHARES, DILUTED        3,824,750     10,353,810    15,314,250
                                                ===========    ===========   ===========

                              STELMAR SHIPPING LTD.
                  SCHEDULE I - CONDENSED FINANCIAL INFORMATION
                       STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002
                    (EXPRESSED IN THOUSANDS OF U.S. DOLLARS)

                                                                                                  ACCUMULATED
                                                                     ADDITIONAL                     OTHER
                                          COMPREHENSIVE    CAPITAL    PAID-IN      RETAINED     COMPREHENSIVE
                                             INCOME         STOCK     CAPITAL      EARNINGS     INCOME / (LOSS)     TOTAL
                                          -------------    -------   ----------    ---------    ---------------    ---------
BALANCE, DECEMBER 31, 1999                                      76       55,064       23,418               (143)      78,415

   Net income                                    11,235          -            -       11,235                  -       11,235

   Other comprehensive income
   - Currency translation adjustments               (84)         -            -            -                (84)         (84)
                                          -------------
   Comprehensive income                          11,151
                                          =============    -------   ----------    ---------    ---------------    ---------
BALANCE, DECEMBER 31, 2000                                      76       55,064       34,653               (227)      89,566

   Cumulative effect of measurement at
   fair value of financial instruments
   at January 1, 2001                              (561)         -            -            -               (561)        (561)

   Issuance of common stock                           -        161       96,438            -                  -       96,599

   Expenses  related to the issuance of
   common stock                                       -          -       (8,363)           -                  -       (8,363)

   Reinvestment of earnings                                      -        6,831       (6,831)                 -            -

   Net income                                    34,013          -            -       34,013                  -       34,013

   Other comprehensive income
   - Fair value of financial
   instruments                                   (1,939)         -            -            -             (1,939)      (1,939)
   - Currency translation adjustments               133          -            -            -                133          133
                                          -------------
   Comprehensive income                   $      31,646
                                          =============    -------   ----------    ---------    ---------------    ---------

BALANCE, DECEMBER 31, 2001                                 $   237   $  149,970    $  61,835    $        (2,594)   $ 209,448

   Issuance of common stock                           -         99       69,131            -                  -       69,230

   Expenses related to the issuance
   of common stock                                    -          -       (4,470)           -                  -       (4,470)

   Reinvestment of earnings                           -          -        1,004       (1,004)                 -            -

   Net income                                    43,286          -            -       43,286                  -       43,286
   Other comprehensive income
   -    Fair value of financial
   instruments                                   (5,450)         -            -            -             (5,450)      (5,450)
   -    Currency translation
   adjustments                                      104          -            -            -                104          104

                                          -------------
   Comprehensive income                   $      37,940
                                          =============    -------   ----------    ---------    ---------------    ---------
BALANCE, DECEMBER 31, 2002                                     336   $  215,635    $ 104,117    $        (7,940)   $ 312,148
                                                           =======   ==========    =========    ===============    =========

                              STELMAR SHIPPING LTD.
                   SCHEDULE I- CONDENSED FINANCIAL INFORMATION
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002
                    (EXPRESSED IN THOUSANDS OF U.S. DOLLARS)

                                                             2000         2001         2002
                                                           ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:

    Net income                                             $  11,235    $  34,013    $  43,286
    Adjustments to reconcile net income to net cash
    provided by operating activities:
    (Increase) Decrease in:
         Accounts receivable                                       -            -       (3,958)
    Increase (Decrease) in:
         Accounts payable                                        108         (125)         (22)
         Accrued liabilities excluding bank loan interest          -            -          595
    Translation adjustment                                       (84)         133          104
                                                           ---------    ---------    ---------
NET CASH FROM OPERATING ACTIVITIES                            11,259       34,021       40,005
                                                           ---------    ---------    ---------
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
        Reinvestment of earnings                                   -       (6,831)      (1,004)
        Investment in subsidiaries                           (11,259)    (121,389)    (104,485)
                                                           ---------    ---------    ---------
NET CASH USED IN INVESTING ACTIVITIES                        (11,259)    (128,220)    (105,489)
                                                           ---------    ---------    ---------
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
        Dividends received and reinvested                          -        6,831        1,004
        Contribution to paid-in capital                            -       88,236       64,760
                                                           ---------    ---------    ---------
NET CASH FROM FINANCING ACTIVITIES                                 -       95,067       65,764
                                                           ---------    ---------    ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS                          -          868          280
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                   102          102          970
                                                           ---------    ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                   $     102    $     970    $   1,250
                                                           =========    =========    =========